Exhibit 10.6

THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

between

BANK OF AMERICA, N.A.
(“Buyer”)

and

NATIONSTAR PARTICIPATION SUB 1BM LLC
(“Seller”)

NATIONSTAR MORTGAGE LLC
(“Guarantor” and “Pledgor”)

dated as of

August 31, 2020

THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS THIRD AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (as
amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) is made and entered into as of August 31, 2020 by and between Bank of America, N.A., a national banking association (“Buyer”), and Nationstar Participation Sub 1BM LLC, a Delaware limited liability company (“Seller”), and acknowledged, guaranteed and agreed to by Nationstar Mortgage LLC, a Delaware limited liability company (“Guarantor” or “Pledgor” or “Nationstar Servicer”, as the context requires and together with the Seller, each a “Nationstar Party” and collectively, the “Nationstar Parties”).

RECITALS

A.Buyer and Guarantor, formerly as seller, entered into that certain Second Amended and Restated Master Repurchase Agreement, dated as of June 5, 2015 (as amended, supplemented or otherwise modified from time to time, the “Original Agreement”).

B.Buyer and Nationstar Parties desire to amend the Original Agreement in its entirety by amending and restating it subject to the terms and conditions of this Agreement.

C.Seller has requested Buyer to enter into transactions with Seller whereby Seller may, from time to time, sell to Buyer certain Eligible Participation Interests and all related rights in and interests related to such Eligible Participation Interests, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to Seller such Eligible Participation Interests at a date certain or on demand after the Purchase Date, against the transfer of funds by Seller (representing the Repurchase Price for such Eligible Participation Interests) (each such transaction and as applicable the Purchase Price Increase, a “Transaction”).

D.From time to time, the Seller may request Purchase Price Increases due to the Transaction involving Participation Interests sold to Buyer under this Agreement with the allocation of an Underlying Asset to the Participation Interests resulting in the increase in Asset Value of the Participation Interests.

E.The Guarantor owns the legal title to the Underlying Assets and issues Participation Interests in each such Underlying Asset to the Seller directly, as applicable. In connection with the initial Transaction, subject to the terms and conditions set forth herein, (i) Seller will sell to Buyer the Eligible Participation Interests, and (ii) as additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to the Buyer entering into the Transactions hereunder, Guarantor shall deliver a guaranty in favor of Buyer and pledge to Buyer a first priority security interest in and to the Eligible Participation Interests and any other related collateral including Purchased Items and Residual Collateral pursuant to the terms hereof.

F.Thereafter, as part of any subsequent Transactions, (x) the Guarantor may acquire Eligible Mortgage Loans and issue Participation Interests therein to the Seller, and Seller may request to sell and Buyer may purchase, subject to the terms and conditions of this Agreement, additional Participation Interests.

G.Buyer has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Nationstar Parties and Buyer agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2Interpretation; Principles of Construction. The following rules of this Section 1.2 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a Section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Principal Agreement) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Principal Agreement and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Nationstar Parties by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Nationstar Parties are required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic form or both printed and electronic form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Nationstar Parties, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Nationstar Parties, a servicer of the Underlying Assets, any other Person or the Purchased Assets themselves. All references herein or in any Principal Agreement to “good faith” means good faith as defined in Section 1-201(b)(20) of the Uniform Commercial Code.

ARTICLE 2
AMOUNT AND TERMS OF TRANSACTIONS

2.1Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have the obligation to enter into Transactions with an Aggregate Outstanding Purchase Price equal to or less than the Committed Amount, and Buyer shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Participation Interests shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Seller may request Transactions in excess of the Aggregate Transaction Limit and Buyer may, from time to time, in its sole and absolute discretion, consent to a Temporary Increase of the Aggregate Transaction Limit in accordance with Section 2.10.

2.2Transaction Limits. The Aggregate Transaction Limit and each Type Sublimit shall be as set forth in the Transactions Terms Letter. Upon forty-five (45) days prior written notice to Nationstar Parties, Buyer shall have the right to terminate any Transactions with respect to the Uncommitted Amount and require the repurchase of any such Purchased Assets or Participation Interests thereto, or reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller, the Aggregate Transaction Limit and/or each Type Sublimit by an amount up to the Uncommitted Amount. Upon seven (7) days prior written notice to Nationstar Parties, Buyer shall have the right to terminate any Transactions with respect to Mortgage Loans that are Texas Cash-Out Refinance Mortgage Loans and require the repurchase of the related Purchased Assets, or reduce, whether permanently or temporarily, and without refund of any fee or other amount previously paid by Seller, the related Type Sublimit in connection therewith. In the event of any reduction pursuant to this Section 2.2, Buyer shall give Nationstar Parties prior notice thereof, which notice shall designate (a) the effective date of any such reduction, (b) the amount of the reduction and (c) the Transaction and/or Type Sublimit limit(s) to which such reduction amount shall apply. Buyer shall not be liable to any Nationstar Party for any costs, losses or damages arising from or relating to a reduction by Buyer in the Aggregate Transaction Limit or any Type Sublimit.

2.3Description of Underlying Assets. With respect to each Transaction, Seller shall cause to be subject to such Transaction with Buyer Underlying Assets with an Asset Value not less than, at any date, the related Purchase Price for such Transaction. With respect to each Transaction, the type of Underlying Asset shall be the type of Asset as specified in the Transactions Terms Letter as the Type, and in each case shall consist of the type of mortgage loans, mortgage related securities, or interests therein as described in Bankruptcy Code Section 101(47)(A). If there is uncertainty as to the Type of an Underlying Asset, Buyer shall determine the correct Type for such Underlying Asset.

2.4Maximum Transaction Amounts. The Purchase Price for each proposed Transaction shall not exceed the lesser of:

(a)the Aggregate Outstanding Purchase Price for the applicable Type Sublimit (after giving effect to all Transactions then subject to the Agreement), as determined by the Type of Underlying Asset;

(b)the Aggregate Transaction Limit (as such amount may be increased from time to time in the sole discretion of Buyer as provided in the Transaction Terms Letter), minus the Aggregate Outstanding Purchase Price of all other Transactions outstanding, if any; and

(c)the Asset Value of the related Underlying Asset(s).

2.5Use of Proceeds. Nationstar Parties shall use the Purchase Price of each Transaction solely for the purpose of originating and/or acquiring the related Purchased Asset(s) and Underlying Assets, as applicable.

2.6Price Differential.

(d)Pricing Rate. Notwithstanding that Buyer and Seller intend that the Transactions hereunder be sales by Seller to Buyer of the Purchased Assets for all purposes except accounting and tax purposes, Seller shall pay Buyer a Price Differential on the Purchase Price for each Purchased Asset from the Date of Disbursement until, but not including, the date on which the Repurchase Price is paid, at an annual rate equal to the Price Differential; provided, however, that if an Underlying Asset is deemed to be a Noncompliant Asset, thereafter, such Purchase Price shall bear a Price Differential at an annual rate equal to the sum of the Applicable Pricing Rate plus the Type Margin for a Noncompliant Asset. Notwithstanding the foregoing, if the Repurchase Price for a Transaction is not paid by Seller when due (whether at the Repurchase Date, upon acceleration or otherwise), the Repurchase Price shall bear a Price Differential from the date due until paid in full at an annual rate equal to the Default Rate.

(e)Time for Payment. Price Differential with respect to any Purchased Asset shall be due and payable on the Payment Date occurring in the second month following the related Purchase Date and thereafter on each subsequent Payment Date. On the date that the Repurchase Price for such Purchased Asset is paid, all accrued Price Differential not otherwise paid by the Seller with respect to such Purchased Asset shall be due and payable. Notwithstanding anything to the contrary in this Section 2.6(b), in the event the Asset Value of any Underlying Asset is marked to zero and a Nationstar Party requests Buyer to release its security interest in the Purchased Asset relating to such Underlying Asset, and such Underlying Asset, or any Purchased Items related thereto, Buyer shall not release any such security interest therein unless and until Seller shall have paid to Buyer the Repurchase Price for such Purchased Asset.

(f)Computations. All computations of Price Differential and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.

2.1All Transactions are “Servicing Released”. Each Participation Certificate sold by Seller to Buyer pursuant to Transactions under this Agreement includes the participation interests in the related Servicing Rights related to the related Underlying Assets and all Transactions under this Agreement are “servicing released” purchase and sale transactions for all intents and purposes, it being understood that the Purchase Price paid by Buyer to Seller for each such Participation Certificate includes a premium that compensates Seller for such Servicing Rights related to such Underlying Asset and upon payment of the Purchase Price by Buyer to Seller, Buyer becomes the owner of the Participation Interests which represent the 100% beneficial ownership of the related Underlying Asset and the Servicing Rights related thereto.

2.2Terms and Conditions of Transactions. The terms and conditions of the Transactions as set forth in the Transactions Terms Letter, this Agreement or otherwise may be changed from time to time by Buyer by providing prior notice to Nationstar Parties; provided, that Buyer shall use commercially reasonable efforts to provide such notice at least five (5) Business Days prior to the effectiveness of such change. For the avoidance of doubt, any such changes shall not apply to Transactions entered into prior to the effective date of such modifications and in no event shall the modifications apply to any Transaction on a retroactive basis. The terms and conditions of the Transactions Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided however, to the extent of any conflict between the terms of this Agreement and the terms of the Transactions Terms Letter, the Transactions Terms Letter shall control.

2.3Guaranty and/or Additional Security Agreements. As may be determined necessary by Buyer from time to time, Nationstar Parties agree to cause to be executed and delivered to Buyer the Guaranty and such other additional security agreements as may be agreed by the parties hereto as additional support for Nationstar Parties’ obligations hereunder, which Guaranty and/or additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

2.4Temporary Increase of Aggregate Transaction Limit. Seller may request a temporary increase of the Aggregate Transaction Limit (a “Temporary Increase”) by submitting to Buyer an executed request for Temporary Increase in the form of Exhibit O hereto (a “Request for Temporary Increase”), setting forth the requested increased Aggregate Transaction Limit (such increased amount, the “Temporary Aggregate Transaction Limit”), the effective date of such

Temporary Increase and the date on which such Temporary Increase shall terminate. Buyer may from time to time, in its sole and absolute discretion, consent to such Temporary Increase, which consent shall be in writing as evidenced by Buyer’s delivery to Nationstar Parties of a countersigned Request for Temporary Increase. At any time that a Temporary Increase is in effect, the Aggregate Transaction Limit shall equal the Temporary Aggregate Transaction Limit for all purposes of this Agreement and all calculations and provisions relating to the Aggregate Transaction Limit shall refer to the Temporary Aggregate Transaction Limit, including without limitation, Type Sublimits and the Minimum Over/Under Account Balance. Upon the termination of a Temporary Increase, Seller shall repurchase Purchased Assets in order to reduce the Aggregate Outstanding Purchase Price to the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase) in accordance with Section 4.2(j).

ARTICLE 3
PROCEDURES FOR REQUESTING AND ENTERING INTO TRANSACTIONS

3.1Policies and Procedures. In connection with the Transactions contemplated hereunder, each Nationstar Party shall comply with all applicable policies and procedures of Buyer as may currently exist or as hereafter created. Such policies and procedures may be in writing, published on Buyer’s website(s) or otherwise contained in the Handbook. Buyer shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Buyer practices by giving prior notice to Nationstar Parties; provided, that Buyer shall use commercially reasonable efforts to provide such notice at least thirty (30) Business Days prior to the effectiveness of such change, revision, amendment or supplement. To the extent of any conflict between the terms of this Agreement and the terms of the Handbook, the Agreement shall control.

3.2Request for Transaction; Asset Data Record.

(g)Request for Transaction. Seller shall request a Transaction by delivering to Buyer, electronically or in writing, an Asset Data Record for each Underlying Asset intended to be the subject of the Transaction no later than the Transaction Request Deadline. Buyer shall be under no obligation to enter into any Transaction or Transactions requested by Seller if the Purchase Price relates to the Uncommitted Amount. Assuming the satisfaction of all conditions precedent set forth in Article 7 and otherwise in this Agreement, Buyer may, for any Transaction with respect to the Uncommitted Amount and shall, for any Transaction with respect to the Committed Amount, confirm to Seller the terms of Transactions electronically or in writing. Buyer reserves the right to reject any Transaction request that Buyer reasonably determines fails to comply with the terms and conditions of this Agreement or Buyer’s then current policies and procedures.

(h)Failure to Enter into Transaction; Cancellation of Transaction. If Seller fails five (5) times or more to enter into a Transaction after Seller has requested a Transaction and submitted an Asset Data Record in connection with such request, for each Transaction requested by Seller thereafter for which Seller fails to enter into such Transaction, Seller shall reimburse Buyer for any reasonable out-of-pocket losses, costs and expenses incurred by Buyer in connection with such failure to enter into the Transaction, including, without limitation, costs relating to re-employment of funds obtained by Buyer and fees payable to terminate the arrangements through which such funds were obtained. In addition, if following disbursement by Buyer of the Purchase Price relating to any Transaction, Seller cancels such Transaction, regardless of the number of Transactions Seller has previously cancelled, Seller shall pay Buyer a Price Differential on such Purchase Price from the Date of Disbursement until, but not including, the date the Purchase Price is returned to Buyer.

(i)Form of Asset Data Record. Buyer shall have the right to revise or supplement the form of the Asset Data Record from time to time by giving prior notice thereof to Seller provided, that Buyer shall use commercially reasonable efforts to provide such notice at least five (5) Business Days prior to the effectiveness of such revision or supplement.

3.3Delivery of Mortgage Loan Documents.

(j)Dry Mortgage Loans. Prior to any Transaction the subject of which is a Purchased Asset related to a Dry Mortgage Loan (including any Dry Mortgage Loan that is a Certified Mortgage Loan), Nationstar Parties shall deliver to Buyer or its Custodian, or authorize and direct the Closing Agent to deliver to Buyer or its Custodian, the related Mortgage Loan Documents in accordance with and pursuant to the terms of Section 7.2 hereof and the Custodial Agreement.

(k)Wet Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Wet Mortgage Loan, (i) Nationstar Parties shall deliver to Buyer or its Custodian any Mortgage Loan Documents in a Nationstar Party’s possession, and (ii) Nationstar Parties shall authorize and direct the Closing Agent to deliver the related Mortgage Loan Documents to Nationstar Parties, for delivery to Buyer or its Custodian, in each case, within the Maximum Dwell Time in accordance with the terms of Section 7.2 hereof, Exhibit B hereof and the Custodial Agreement.

(l)Certified Mortgage Loans. With respect to a Transaction the subject of which is a Purchased Asset related to a Certified Mortgage Loan, Nationstar Parties shall deliver to Buyer or the Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2 hereof and the Custodial Agreement and Nationstar Parties shall cause Custodian to deliver a Certified Mortgage Loan Trust Receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, Nationstar Parties shall deliver to Buyer a duly executed Trade Assignment together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Section 7.2(p).

(m)Government Mortgage Loans. If a Purchased Asset related to a Government Mortgage Loan is subject to a Transaction, Nationstar Parties shall, at the request of Buyer, deliver to Buyer or its Custodian, within forty five (45) calendar days following the Purchase Date for such Purchased Asset, the FHA Mortgage Insurance Contract, the VA Loan Guaranty Agreement or the RD Loan Guaranty Agreement, as applicable, or evidence of such insurance or guaranty, as applicable, including proof of payment of the premium and the case number so Buyer can access the information on the computer system maintained by FHA, the VA or the RD.

(n)Mortgage Loan Documents in Nationstar Parties’ Possession. At all times during which the Mortgage Loan Documents related to any Underlying Asset are in the possession of Nationstar Parties, and until such Underlying Asset is released by Buyer from the related Transaction hereunder, Nationstar Parties shall hold such Mortgage Loan Documents in trust separate and apart from Nationstar Parties’ own documents and assets and for the exclusive benefit of Buyer and shall act only in accordance with Buyer’s written instructions thereto. Such Mortgage Loan Documents should be clearly marked as subject to delivery to Buyer.

(o)Other Mortgage Loan Documents in Nationstar Parties’ Possession. With respect to each Underlying Asset, until such Underlying Asset is released by Buyer from the related Transaction hereunder, Nationstar Parties shall hold in trust separate and apart from Nationstar Parties own documents and assets and for the exclusive benefit of Buyer all mortgage loan documents related to such Underlying Asset and not delivered to Buyer, including, without limitation, the Other Mortgage Loan Documents, as applicable. All such mortgage loan documents shall be clearly marked as subject to delivery to Buyer.

3.1[Reserved].

3.2Over/Under Account.

(p)Minimum Balance. Seller shall at all times maintain a balance in the Over/Under Account of not less than the Minimum Over/Under Account Balance, as set forth in the Transactions Terms Letter. The Over/Under Account shall be used to assist in settling the Transactions and any other obligations under this Agreement. Buyer shall not be required to segregate and hold funds deposited by or on behalf of Seller in the Over/Under Account separate and apart from Buyer’s own funds or funds deposited by or held for others.
(q)Deposits.

(i)Seller. Seller shall deposit margin in the form of funds in the Over/Under Account in accordance with the terms of this Agreement, including, without limitation, Section 3.5(a).

(ii)Buyer. Buyer shall credit to the Over/Under Account all amounts in excess of those amounts due to Buyer in accordance with the Principal Agreements on the date Buyer receives or has received both (1) a payment by Seller or an Approved Investor pursuant to a Purchase Commitment and (2) a Purchase Advice relating to such payment without discrepancy; provided, however, that funds and Purchase Advices received by Buyer after that time set forth in the Transactions Terms Letter, shall be deemed to have been received on the next Business Day. Buyer shall use reasonable efforts to notify Seller if there is a discrepancy between a wire transfer and the related Purchase Advice, and thereafter, Seller shall notify Buyer as to whether Buyer should accept such settlement payment despite the discrepancy between the amount received and the related Purchase Advice; provided, however, that if an Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Buyer is not obligated to receive approval from Seller prior to accepting any amounts received and releasing the related Purchased Assets.

(iii)Settlement Statement. Buyer shall deliver to Nationstar Parties via facsimile or make available to Seller via the Internet within one (1) Business Day following settlement of a Transaction, or as soon thereafter as is reasonably possible, a settlement statement, which includes an explanation of all amounts credited by Buyer to the Over/Under Account to settle the Transaction.

(r)Withdrawals.

(i)Seller. If the amount credited to the Over/Under Account creates a balance in excess of the Minimum Over/Under Account Balance required pursuant to Section 3.5(a) above, provided that no Potential Default, Event of Early Termination or Event of Default has occurred and is continuing, Seller may submit a written request to Buyer for return or payment of such excess funds. If any such request is received by Buyer prior to 1:00 p.m. (New York City time) on a Business Day, Buyer shall use commercially reasonable efforts to wire such requested excess funds to Seller by the end of such Business Day and in no event no later than two
(2) Business Days after Buyer’s receipt of such request. Notwithstanding anything contained in this Section 3.5(c)(i) to the contrary, Buyer reserves the right to reject any request for excess funds from the Over/Under Account if Buyer determines that such excess funds shall be used to satisfy Seller’s outstanding obligations under this Agreement or are subject to other rights as provided in this Agreement.

(ii)Buyer. Buyer may, from time to time and without separate authorization by Seller or notice to Seller (unless otherwise specified below), withdraw funds from the Over/Under Account to settle amounts owed in accordance with the terms of this Agreement or to otherwise satisfy Seller’s obligations under this Agreement, including, without limitation:

(1)with respect to any Transaction with respect to which the Purchase Price is being paid to one or more Approved Payees on behalf of Nationstar Parties, to deliver the Haircut to the Closing Agent;

(2)to reimburse itself for any reasonable costs and expenses incurred by Buyer in connection with this Agreement, as permitted herein;

(3)to pay itself any Price Differential on a Purchase Price that is due and owing;

(4)to Seller as provided in Section 3.5(c)(i);

(5)as security for the performance of Seller’s obligations hereunder;

(6)without limiting the generality of Section 3.5(c)(ii)(5), with prior notice to Seller pursuant to Section 6.3(b), to satisfy any outstanding Margin Deficit as provided in Section 6.3(b); and

(7)in the exercise of Buyer’s or its Affiliates’ rights under Section 6.3(d) or Section 11.9.

(a)Failure to Maintain Balance. If, at any time, Seller fails to maintain in the Over/Under Account the Minimum Over/Under Account Balance as required hereunder, in addition to any other rights and remedies that Buyer may have against Seller, Buyer shall have the right to immediately stop entering into Transactions with Seller and/or to charge Seller accrued interest on that portion of the Minimum Over/Under Account Balance that Seller has failed to maintain, at the Default Rate, from the time that such balance failed to be maintained until the time that funds are deposited into or held in the Over/Under Account to comply with such Minimum Over/Under Account Balance requirements hereunder. Without limiting the generality of the foregoing, it is understood and agreed that should the balance in the Over/Under Account become negative, Seller will continue to owe Buyer accrued interest as provided herein.

(b)Security Interest. Any funds of Seller at any time deposited or held in the Over/Under Account, whether such funds are required to be deposited and held in the Over/Under Account pursuant to this Section 3.5 or otherwise, are hereby pledged by Seller as security for its obligations under this Agreement, and Seller hereby grants a security interest in such funds to Buyer, and such pledge and security interest shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(x).

3.4Payment of Purchase Price.

(s)Payment of Purchase Price. On the Purchase Date for each Transaction, the Purchased Assets, including the Participation Interests in the Servicing Rights related to the Underlying Assets (including on account of any Purchase Price Increase) shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller or on behalf of Seller to an Approved Payee, as applicable, and simultaneously with the delivery to Buyer of the Purchased Assets relating to each Transaction. With respect to the Purchased Assets being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets, including the Participation Interests in the Servicing Rights related to the related Underlying Assets (including Certified Mortgage Loans), together with all right, title and interest of Seller in and to the proceeds of such Underlying Assets.

(t)Methods of Payment. On the Purchase Date for each Transaction:

(i)Buyer shall pay the Purchase Price for all Transactions by wire transfer in accordance with Seller’s wire instructions set forth on Exhibit J. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Purchase Price under any method of payment to any warehouse lender that is not an Approved Payee. Further, the payment of the Purchase Price by Buyer to any warehouse lender that is not an Approved Payee shall not make such warehouse lender an Approved Payee. Any funds disbursed by Buyer to Seller or its Approved Payee shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Seller acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Buyer’s approval procedures or circumstances beyond the reasonable control of Buyer, the payment of a Purchase Price may be delayed. Buyer shall not be liable to Nationstar Parties for any costs, losses or damages arising from or relating to any such delays, or

(ii)Notwithstanding the foregoing, where a Purchased Asset or an Underlying Asset is the subject of third party financing, Buyer may pay all or any portion of the Purchase Price directly to the warehouse lender or other lender that has a security interest in such Purchased Asset or Underlying Asset, as applicable, to satisfy the related indebtedness and obtain a release of such security interest.

(u)Transaction Limitations and Other Restrictions Relating to Closing Agents. Notwithstanding that a particular Transaction request will not exceed the Aggregate Transaction Limit or applicable Type Sublimit, if the payment of the Purchase Price for such Transaction to the related Closing Agent will violate Buyer’s applicable policies and procedures (as contained in the Handbook or otherwise) regarding payments to Closing Agents, Buyer may refuse to pay the Purchase Price to such Closing Agent.

(v)Return of Purchase Price. If a Wet Mortgage Loan related to a Purchased Asset subject to a Transaction is not closed on the same day on which the Purchase Price was funded, Seller shall immediately return, or cause to be immediately returned (but in any event within forty-eight (48) hours), the Purchase Price (or such greater amount that shall have been remitted by Buyer, if applicable) with respect to such Purchased Asset to Buyer by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B. Further, Seller shall pay Buyer all fees and expenses incurred by Buyer in connection with the funding of the Purchase Price for such Purchased Asset and, from the date of such funding up to but excluding the date such Purchase Price is returned to Buyer, Seller shall also pay Buyer any Price Differential accrued on such Purchase Price immediately upon notification from Buyer; provided, however, that Price Differential shall continue to accrue until the Purchase Price is returned to Buyer.

3.3Warehouse Lenders.

(w)Warehouse Lenders. In order for a warehouse lender to be designated an Approved Payee with respect to any Purchase Price, Seller shall submit to Buyer a written request, including the name and address of the warehouse lender, demonstrating a need for such designation. Notwithstanding the foregoing, Buyer reserves the right to refuse to designate any warehouse lender as an Approved Payee, or, alternatively, to require additional terms and conditions in order for Buyer to pay a Purchase Price to the warehouse lender.

(x)Approval Process. Buyer shall review the applicable documents and notify Seller within two (2) Business Days as to whether such warehouse lender has been designated by Buyer to be an Approved Payee with respect to such Purchase Price. Buyer may withdraw its approval of any warehouse lender as an Approved Payee if Buyer becomes aware of any facts or circumstances at any time related to such or warehouse lender which Buyer determines materially and adversely affects the warehouse lender or otherwise makes the warehouse lender unacceptable as an Approved Payee.

3.5Delivery of Pledged Securities. Buyer shall release its interests in Underlying Assets that are Certified Mortgage Loans that are also Pooled Mortgage Loans subject to a Transaction simultaneously with the Settlement Date of a Mortgage-Backed Security that is backed by such Underlying Assets. Provided that such Mortgage-Backed Security is an Eligible Security and has been issued to the Depository in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace such Underlying Assets as the Asset that is pledged as additional related credit enhancement in support of the Transaction.

ARTICLE 4 REPURCHASE

4.1Repurchase Price.

(y)Payment of Repurchase Price. The Repurchase Price for each Purchased Asset shall be payable in full and by wire transfer in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) the occurrence of any Repurchase Acceleration Event with respect to such Purchased Asset, (iii) at Buyer’s sole option, upon the occurrence or during the continuance of an Event of Default, or (iv) the Expiration Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset or Underlying Asset. While it is anticipated that Seller will repurchase each Purchased Asset on its related Repurchase Date, Seller may repurchase any Purchased Asset (or obtain the release of any Underlying Asset) hereunder on demand without any pre-payment penalty or premium.

(z)Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Buyer), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Assets (and release of the related Underlying Assets) and the simultaneous transfer of the Repurchase Price to an account of Buyer, or transfer to Buyer of additional Participation Interests related to Additional Underlying Assets (in each case subject to the provisions of Section 6.5), and all of Buyer’s rights, title and interests therein shall then be conveyed to Seller or its designee; provided that, Buyer shall not be deemed to have terminated or conveyed its interests in such Purchased Assets or related Underlying Assets if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b). Nationstar Parties are obligated to obtain the Mortgage Loan Documents from Custodian at Guarantor’s expense on the Repurchase Date.

4.2Repurchase Acceleration Events. The occurrence of any of the following events shall be a Repurchase Acceleration Event with respect to one or more Purchased Assets, as the case may be:

(aa)Buyer has determined that the related Underlying Asset is a Defective Asset;

(ab)thirty (30) calendar days elapse from the date the Mortgage Loan Documents relating to an Underlying Asset associated with such Purchased Assets were delivered to an Approved Investor and such Approved Investor has not returned the Mortgage Loan Documents or purchased the Underlying Asset, unless an extension is granted by Buyer;

(ac)ten (10) Business Days elapse from the date a Mortgage Loan Document relating to the Underlying Asset associated with such Purchased Assets was delivered to a Nationstar Party for correction or completion or for servicing purposes, without being returned to Buyer or its designee;

(ad)Nationstar Parties fail to deliver to Buyer the related Mortgage Loan Documents relating to an Underlying Asset associated with such Purchased Assets that is a Wet Mortgage Loan within the Wet Mortgage Loans Maximum Dwell Time or any Mortgage Loan Document delivered to Buyer, upon examination by Buyer, is found not to be in compliance with the requirements of this Agreement or the related Purchase Commitment and is not corrected within the Wet Mortgage Loans Maximum Dwell Time;

(ae)regardless of whether an Underlying Asset associated with such Purchased Assets is a Defective Asset, a foreclosure or similar type of proceeding is initiated with respect to such Underlying Asset;

(af)the further sale of the Underlying Asset associated with such Purchased Assets by Nationstar Parties to other than an Approved Investor;

(ag)(i) with respect to any Underlying Asset associated with such Purchased Assets that has been pooled to support a Mortgage-Backed Security issued by Guarantor and fully guaranteed by Ginnie Mae for which Buyer has executed a Form HUD 11711A, Custodian ceases to hold the Mortgage Loan File and the related Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Buyer at any time prior to the issuance of the related Mortgage-Backed Security, or (ii) with respect to all other Underlying Assets, Custodian ceases to hold the Mortgage Loan File and the related Mortgage Loan Documents in respect thereof an Underlying Asset for the sole and exclusive benefit of Buyer at any time;

(ah)with respect to Underlying Assets that are Pooled Mortgage Loans, if the Applicable Agency shall not have issued the related Mortgage-Backed Security to the Depository in the name of Buyer or Buyer’s nominee on the related Settlement Date;

(ai)with respect to Pledged Securities, if Buyer shall not have received the related Takeout Price from the Approved Investor on the related Settlement Date;

(aj)following the termination of a Temporary Increase, the Aggregate Outstanding Purchase Price exceeds the Aggregate Transaction Limit (as reduced by the termination of such Temporary Increase); or

(ak)with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if the Nationstar Parties have failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(p).

4.1Reduction of Asset Value as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to reduce the Asset Value of the related Purchased Asset or Underlying Asset, as applicable, to as low as zero and accordingly require a full or partial repayment of such Repurchase Price or the delivery of other funds or collateral, which additional assets shall be “margin payments” or “settlement payments” as such terms are defined in Bankruptcy Code Sections 741(5) and (8), respectively.

4.2Designation as Noncompliant Asset as Alternative Remedy. In lieu of requiring full repayment of the Repurchase Price upon the occurrence of a Repurchase Acceleration Event, Buyer may elect to deem the related Underlying Asset a Noncompliant Asset, provided that (a) after such Underlying Asset is deemed to be a Noncompliant Asset, the aggregate original Asset Value of all Noncompliant Assets does not exceed the Type Sublimit for Noncompliant Assets; (b) the Asset Value of the Noncompliant Asset is greater than the Repurchase Price or Seller provides additional Participation Interests related to Additional Underlying Assets or repays part of the Repurchase Price as provided in Section 6.3 in each case as a “margin payment” as such term is defined in Bankruptcy Code Section 741(5); and (c) Nationstar Parties deliver to Buyer all documentation relating to the Purchased Asset and related Underlying Assets reasonably requested by Buyer.

4.3Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Buyer determines, in good faith, that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the repurchase market for mortgage loans or mortgage- backed securities or the source or cost of Buyer’s funds, shall make it unlawful or impractical for Buyer to enter into or maintain Transactions as contemplated by this Agreement (a) the commitment of Buyer hereunder to enter into or to continue to maintain Transactions shall be cancelled and (b) the Repurchase Price for each Transaction then outstanding shall be due and payable upon the earlier to occur of (i) the date required by any financial institution providing funds to Buyer, (ii) sale of the Purchased Assets in accordance with the terms of this Agreement, and (iii) the date as of which Buyer determines that such Transactions are unlawful or impractical; provided, that Buyer shall not be liable to any Nationstar Party for any costs, losses or damages arising from or relating from any actions taken by Buyer pursuant to this Section 4.5.

4.4Increased Costs.

(al)Notwithstanding anything to the contrary in this Agreement, if Buyer determines, in good faith, that if any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Buyer to any Tax with respect to this Agreement or any Purchased Asset (other than (A) Indemnified Taxes, (B) Taxes described in clauses
(am)through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) or changes the basis of taxation of payments to Buyer in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the Applicable Pricing Rate hereunder, or (iii) imposes on Buyer any other condition, the result of which is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amount receivable thereafter incurred.

(b) If Buyer has determined, in good faith, that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will thereafter compensate Buyer for such reduction.

If Buyer becomes entitled to claim any additional amounts pursuant to this Section 4.6, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error or bad faith.

4.3Payments Pursuant to Sale to Approved Investors. Nationstar Parties shall direct each Approved Investor purchasing an Underlying Asset to pay directly to Buyer, by wire transfer of immediately available funds, the applicable Takeout Price in full and without set-off on the date set forth in the applicable Purchase Commitment. In addition, Nationstar Parties shall provide

Buyer with a Purchase Advice relating to such payment. Nationstar Parties shall not direct the Approved Investor to pay to Buyer an amount less than the full Takeout Price or modify or otherwise change the wire instructions for payment of the Takeout Price provided to Approved Investor by Buyer. Buyer shall apply all amounts received from an Approved Investor for the account of Seller in accordance with Section 4.8 below and credit all amounts due Seller to the Over/Under Account in accordance with Section 3.5(b)(ii) above. Buyer may reject any amount received from an Approved Investor and not release the related Underlying Asset if (a) Buyer does not receive a Purchase Advice in respect of any wire transfer, (b) Buyer does not receive the full Takeout Price, without set-off or (c) the amount received is not sufficient to pay the related Repurchase Price in full. Alternatively, in lieu of rejecting an amount received by Buyer from an Approved Investor, at Buyer’s option, if the amount received from the Approved Investor does not equal or exceed the related Repurchase Price, Buyer may accept the amount received from the Approved Investor and deduct the remaining amounts owed by Seller from the Over/Under Account or demand payment of such remaining amount from Seller. If a Nationstar Party receives any funds intended for Buyer, such Nationstar Party shall segregate and hold such funds in trust for Buyer and immediately pay to Buyer all such amounts by wire transfer of immediately available funds together with providing Buyer with a settlement statement for the transaction.

4.4Application of Payments from Nationstar Parties or Approved Investors. Unless Buyer determines otherwise, payments made directly by a Nationstar Party or an Approved Investor to Buyer shall be applied in the following order of priority:

(an)first, to any amounts due and owing to Buyer pursuant to Section 6.3;

(ao)second, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and related to the Transaction in connection with which the payment is made;

(ap)third, to all costs, expenses and fees incurred or charged by Buyer under this Agreement that are due and owing and not related to a specific Transaction;

(aq)fourth, to the Price Differential then due and owing and the outstanding Purchase Price, in each case, on the Purchased Asset (and allocated to the related Underlying Asset in connection with which the payment is made);

(ar)fifth, to the Price Differential then due and owing and the outstanding Purchase Prices, in each case, on any other Purchased Assets (and related Underlying Assets); and

(as)sixth, to the amount of all other obligations then due and owing by Seller to Buyer under this Agreement and the Principal Agreements.

Buyer and Nationstar Parties intend and agree that all such payments shall be “settlement payments” as such term is defined in Bankruptcy Code Section 741(8). After the settlement payments have been applied as set forth above, Buyer shall deposit in the Over/Under Account any amounts that remain.

4.5Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit B or Exhibit J, as applicable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the Price Differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.8 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority (other than any Excluded Taxes and Indemnified Taxes) compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

4.6Book Account. Buyer and Nationstar Parties shall maintain an account on their respective books of all Transactions entered into between Buyer and Seller and for which the Repurchase Price has not yet been paid. As a courtesy to Nationstar Parties, Buyer shall provide such information to Nationstar Parties via the Internet or by telephone or facsimile, if Nationstar Parties are unable to access the information via the Internet. Notwithstanding the foregoing, Nationstar Parties shall be responsible for maintaining their own book account and records of Transactions entered into by Seller and Buyer, amounts due to Buyer in connection with such Transactions and for paying such amounts when due. Failure of Buyer to provide Nationstar Parties with information regarding any Transaction shall not excuse Nationstar Parties’ timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.7Full Recourse. The obligations of Seller from time to time to pay the Repurchase Price, Margin Deficit payments, settlement payments and all other amounts due under this Agreement shall be full recourse obligations of Seller.

4.8Alternative Rate. If prior to any Payment Date, Buyer determines in its sole discretion that: (i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR, including, without limitation, because One-Month LIBOR is not available or published on a current basis, and such circumstances are unlikely to be temporary; (ii) the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to Buyer, that will continue to provide One-Month LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) mortgage loan financing facilities similar to this facility, currently being executed, or that include language similar to that contained in this Section 4.12, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR, Buyer shall give prompt notice thereof to Nationstar Parties, whereupon the Applicable Pricing Rate from the date specified in such notice, which may be the Scheduled Unavailability Date, for such period, and for all subsequent periods until such notice has been withdrawn by Buyer, shall be based on (x) one or more SOFR-Based Rates or (y) another alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such alternative benchmark rates and, in each case, including any mathematical or other adjustments to such benchmark rates giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated mortgage loan financing facilities for such benchmark rates, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Buyer from time to time in its sole discretion and may be periodically updated) (any such rate, a “Successor Rate”). Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Buyer, such Successor Rate shall be applied in a manner as otherwise determined by Buyer in its sole discretion. In connection with the implementation of a Successor Rate, Buyer shall have the right to make Successor Rate Conforming Changes, as determined by Buyer in its sole discretion from time to time and, notwithstanding anything to the contrary herein or in any other Principal Agreement, any amendments implementing such Successor Rate Conforming Changes shall become effective without any further action or consent of any other party to this Agreement.

ARTICLE 5 FEES

5.1 Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement and the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the Facility Fee shall be deemed due, earned and payable in full on the Effective Date and shall be payable in quarterly installments, with the first installment to be paid on the

Effective Date, and the remaining quarterly installments to be paid on the fifth day of the month immediately following the quarterly anniversary of the Effective Date or if such date is not a Business Day, the Business Day immediately preceding such fifth day of the month, and if this Agreement is renewed, thereafter as provided in the Transactions Terms Letter. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, or set off against any Purchase Prices to be paid by Buyer any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction or Purchase Prices to be paid by Buyer are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.

ARTICLE 6
SECURITY; SERVICING; MARGIN ACCOUNT MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS; REPURCHASE TRANSACTIONS; DUE DILIGENCE

6.1Precautionary Grant of Security Interest in Purchased Assets. With respect to the Purchased Assets, although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, and without prejudice to the provisions of Section 6.6 and the expressed intent of the parties, if any Transactions are deemed to be loans, as security for the performance of all of Seller’s obligations hereunder, Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Purchased Items and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Purchased Items. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.

As security for the performance of all of Pledgor’s obligations hereunder and as a precautionary measure in the event that the conveyance of any Purchased Asset or Participation Interests in any Underlying Assets by Pledgor to Seller is determined not to be a true sale or contribution or the separate existence of Seller from Pledgor is otherwise disregarded at any point, Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Residual Collateral and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Residual Collateral. Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Buyer.

Each Nationstar Party acknowledges that it has no rights to the Servicing Rights or the Participation Interests in the Servicing Rights related to any Underlying Asset (including Certified Mortgage Loans). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Participation Interests in the Servicing Rights related to such Underlying Asset were not sold by Seller to Buyer or that the Participation Interests in the Servicing Rights are not an interest in such Underlying Assets and are severable from the Underlying Assets despite Buyer’s and Nationstar Parties’ express intent herein to treat them as included in the purchase and sale transaction, Pledgor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Underlying Assets and Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Participation Interests in the Servicing Rights related to such Underlying Assets, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, each Nationstar Party, as applicable, further grants, assigns and pledges to Buyer a first priority security interest in and lien upon (i) all documentation and rights to receive documentation related to such Servicing Rights and the Participation Interests in the Servicing Rights and the servicing of each of the Underlying Assets,
(ii) all Income related to the Purchased Assets and Underlying Assets received by Nationstar Parties, (iii) all rights to receive such Income, (iv) all other Purchased Assets and Underlying Assets, and (v) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of the Servicing Rights and the Participation Interests in the Servicing Rights in the immediately preceding sentence, the “Related Credit

Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Nationstar Parties’ obligations to Buyer hereunder.

At any time and from time to time, upon the written request of Buyer, and at the sole expense of Nationstar Parties, Nationstar Parties will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Assets and related Purchased Items and Residual Collateral and the liens created hereby. Nationstar Parties also hereby authorize Buyer to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

If Seller shall, as a result of its ownership of the Participation Interests, become entitled to receive or shall receive any certificate evidencing any Participation Interest, any option rights, whether in addition to, in substitution for, as a conversion of, or in exchange for the Participation Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, or if requested, deliver the Participation Interests, re-registered in the name of Buyer, to be held by the Buyer subject to the terms hereof as additional security for the obligations of Seller hereunder. Any sums paid upon or in respect of the Participation Interests upon the liquidation or dissolution of Seller, or otherwise shall be paid over to the Buyer as additional security for the obligations of Seller hereunder. If any sums of money or property so paid or distributed in respect of the Participation Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Seller as additional security for the obligations of Seller hereunder.

Buyer shall exercise all voting and member rights with respect to the Participation Interests. Notwithstanding the foregoing and consistent with the provisions hereof, prior to the occurrence of an Event of Default which is continuing, Seller shall be permitted to exercise all voting rights with respect to the Participation Interests and Buyer shall exercise any such rights on behalf of Seller under this paragraph solely in accordance with Seller’s written instructions; provided, however, Buyer may in its sole discretion (x) remove a Servicer or terminate a Servicing Agreement in connection with a Servicing Termination Event or (y) consent to a waiver of a material breach or consent to a material modification of a Servicing Agreement. In no event shall Buyer be required to cast or exercise a vote or other action taken which would impair the Participation Interests, or which would be inconsistent with or result in a violation of any provision of this Agreement. Without limiting the generality of the foregoing, Buyer shall have no obligation to, (i) vote to enable, or take any other action to permit the Seller to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Participation Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Pledgor’s interest in the Participation Interest except for the Lien provided for by this Agreement, or (iv) enter into any agreement or undertaking restricting the right or ability of Pledgor or Buyer to sell, assign or transfer the Participation Interests.

The parties acknowledge that the Participation Interests have been sold by Pledgor to Seller pursuant to a Participation Agreement. Notwithstanding the foregoing, each Nationstar Party acknowledges and agrees that their respective rights with respect to the Purchased Assets, Purchased Items and Residual Collateral (including without limitation its security interest in the Purchased Items and Residual Collateral) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. The parties further acknowledge that the Buyer shall enter into Transactions and Purchase Price Increases hereunder with respect to Purchased Assets, Purchased Items and Residual Collateral, free and clear of any obligations under the Participation Agreement and that such Participation Agreement shall not confer any obligations or liabilities on Buyer to any Nationstar Party. For the sake of clarity, if Buyer releases its security interest granted by Seller to Buyer hereunder in any Purchased Assets or other Purchased Items in accordance with the terms hereof, Buyer’s security interest in the related Underlying Assets and related Residual Collateral granted by Pledgor to Buyer hereunder shall be released concurrently therewith.

6.2Servicing.

(at)Servicing Rights Owned by Buyer; Buyer’s Right to Appoint Servicer. In recognition that each Participation Interest (including the related Servicing Rights of the Underlying Assets) is sold by Seller to Buyer on a servicing released basis and Buyer is the owner of the Servicing Rights related to each such Underlying Asset, Buyer shall have the sole right to appoint the Servicer for each Underlying Asset.

(au)Appointment of Servicer. Subject to Buyer’s right to appoint a successor Servicer at its discretion, Buyer hereby appoints Nationstar Servicer as the Servicer to subservice the Underlying Assets on behalf of Buyer as agent for Buyer for the period between the Purchase Date and the Repurchase Date of the Purchased Assets relating to such Underlying Assets. The right of Nationstar Servicer to service the Underlying Assets is on an interim basis only and does not provide or confer a contractual, ownership or other right for Nationstar Servicer to service the Underlying Assets, it being understood that upon payment of the Purchase Price, Buyer owns the Participation Interests in the related Servicing Rights and may assume servicing or appoint a Successor Servicer at any time. Further, the fact that Nationstar Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Nationstar Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change Buyer’s ownership of the Participation Interests related to the Servicing Rights related to the Underlying Assets.

(av)Interim Servicing Period; No Servicing Fee or Income. Nationstar Servicer’s right to interim service an Underlying Asset shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier to occur of (i) the Repurchase Date or
(ii) the occurrence of an Event of Default that is continuing or Servicing Termination Event. If the interim servicing period expires with respect to any Underlying Asset for any reason other than Seller repurchasing such Purchased Asset and obtaining the release of such Underlying Asset, then such interim servicing period shall automatically terminate if not renewed by Buyer. In connection with any such renewal, Seller or the Servicer, as applicable, shall continue to interim service the Underlying Asset for a thirty (30) day extension period. Absent any such extension of the interim servicing period, Nationstar Servicer shall transfer servicing of the Underlying Asset (which shall include the delivery of all Servicing Records related to such Underlying Asset) to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Underlying Asset, Nationstar Servicer shall have no right to service the related Underlying Asset nor shall Buyer have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Nationstar Servicer shall promptly transfer the servicing of the related Underlying Asset to Buyer or its designee in accordance with the instructions of Buyer and any other applicable requirements of this Agreement. Buyer shall have no obligation to pay Nationstar Servicer, nor shall Nationstar Servicer have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of an Underlying Asset.

(aw)Servicing Agreement. If there is a Servicer of the Underlying Assets other than Nationstar Servicer or Seller, Buyer or an Affiliate of Buyer, Nationstar Parties shall enter into a Servicing Agreement with the Servicer on behalf of Buyer, which such Servicing Agreement shall be on terms agreed to by Buyer, and which shall include, at a minimum,

(iii)a recognition by the Servicer of Buyer’s interests and rights to the Participation Interests in the Underlying Assets as provided under this Agreement, including, without limitation, Buyer’s ownership of the Participation Interests in the Servicing Rights related to the Underlying Assets; (ii) an obligation for the Servicer to subservice the Underlying Assets consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its subservicing responsibilities; (v) an obligation not to impair the rights of Buyer in any Underlying Asset or any payment thereon, and (vi) an obligation to collect all Income in respect of the Underlying Assets on behalf of Buyer, in trust, in segregated custodial accounts and remit such Income to the Custodial Account on a monthly basis if required hereunder. Further, such Servicing Agreement shall contain express reporting requirements and other rights to allow Buyer to inspect the records of the Servicer with respect to the Underlying Assets. Buyer may terminate the subservicing of any Underlying Asset with the then existing Servicer in accordance with either Section 6.2(f) or Section 6.2(l).

(ax)Servicing Obligations of Nationstar Servicer. To the extent Nationstar Servicer shall subservice any Underlying Asset on behalf of Buyer, Nationstar Servicer shall:

(iii)Service and administer the Underlying Assets on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with the degree of care and servicing standards generally prevailing in the industry, including all applicable requirements of the Agency Guides, applicable law, FHA Regulations, VA Regulations and RD Regulations and the requirements of any private mortgage insurer, as applicable, and the requirements of any applicable Purchase Commitment and the Approved Investor, so that neither the eligibility of the Underlying Asset and any related Pledged Security for purchase under such Purchase Commitment nor the FHA Mortgage Insurance, VA Loan Guaranty Agreement, RD Loan Guaranty Agreement or any other applicable insurance or guarantee in respect of such Underlying Assets, if any, is voided or reduced by such servicing and administration;

(iv)Subject to Section 6.2(g), and to the extent not otherwise held by the Custodian, Nationstar Servicer shall at all times maintain and safeguard the Mortgage Loan File for the Underlying Asset in accordance with applicable law and lending industry custom and practice and shall hold the Mortgage Loan File in trust for Buyer, and in any event shall maintain and safeguard photocopies of the documents delivered to Buyer pursuant to Section 3.3, and accurate and complete records of its servicing of the Underlying Asset; Nationstar Servicer’s possession of such Mortgage Loan File is for the sole purpose of subservicing such Underlying Asset and such retention and possession by Nationstar Servicer is in a custodial capacity only;

(v)Buyer may, at any time during Nationstar Servicer’s business hours on reasonable notice, examine and make copies of such documents and records, or require delivery of the originals of such documents and records to Buyer or its designee;

(vi)Nationstar Servicer shall deliver to Buyer all such reports with respect to the Underlying Assets required in the Transactions Terms Letter at the times and on the dates set forth therein. In addition, at Buyer’s request, Nationstar Servicer shall promptly deliver to Buyer reports regarding the status of any Underlying Asset being subserviced by it, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days or such other circumstances that could reasonably be expected to cause a material adverse effect with respect to such Underlying Asset, Buyer’s title to such Underlying Asset or the collateral securing such Underlying Asset; Nationstar

Servicer is required to deliver such reports until the repurchase of the Underlying Asset by Seller; and

(vii)Nationstar Servicer shall immediately notify Buyer if Nationstar Servicer becomes aware of any payment default that occurs under an Underlying Asset.

(ay)Sale or Transfer of Servicing Rights by Buyer. Buyer may sell or transfer any rights to service an Underlying Asset without the prior written consent of Nationstar Parties or any Servicer.

(az)Release of Mortgage Loan Files. Nationstar Servicer shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Buyer, except when such release is required as incidental to Nationstar Servicer’s subservicing of the Underlying Asset, is required to complete the Purchase Commitment, or as required by law.

(ba)Right to Appoint Successor Servicer. Buyer reserves the right, in its discretion, to appoint a successor servicer to service any Underlying Asset (each a “Successor Servicer”). In the event of such an appointment, Nationstar Parties or the Servicer, as applicable, shall perform all acts and take all action so that any part of the Mortgage Loan File and related Servicing Records held by Nationstar Parties or the Servicer, together with all funds in the Custodial Account and other receipts relating to such Underlying Asset, are promptly delivered to the Successor Servicer. Nationstar Parties shall have no claim for servicing Fees, lost profits or other damages if Buyer appoints a Successor Servicer hereunder.

(bb)Custodial Account. Upon the occurrence and during the continuation of an Event of Default, Nationstar Parties shall and shall cause the Servicer to remit all income to an account designated by Buyer.

(bc)Servicer Notice. As a condition precedent to Buyer funding the Purchase Price for any Underlying Asset serviced by a Servicer other than a Nationstar Party, Buyer or an Affiliate of Buyer, Nationstar Parties shall provide to Buyer a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Underlying Assets and ownership of the Participation Interests in the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the subservicing of the Underlying Assets.

(bd)Notification of Servicer Defaults. If a Nationstar Party should discover that, for any reason whatsoever, any entity responsible to a Nationstar Party by contract for managing or servicing any such Underlying Asset has failed to perform fully a Nationstar Party’s obligations under this Agreement or any of the obligations of such entities with respect to the Underlying Assets, such Nationstar Party shall promptly notify Buyer.

(be)Termination. Buyer shall have the right at any time to immediately terminate the Nationstar Parties’ or the Servicer’s right, as applicable, to subservice the Underlying Assets due to a Servicing Termination Event or for any other any reason without payment of any penalty or termination fee. Nationstar Parties shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Underlying Assets to a successor subservicer appointed by Buyer. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer pursuant to an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

(bf)Buyer’s Right to Service. Buyer or its designee, at the Buyer’s discretion, shall be entitled to service some or all of the Underlying Assets, including, without limitation, receiving and collecting all sums payable in respect of same. Upon Buyer’s determination and written notice to Nationstar Parties or the Servicer, as applicable, that Buyer desires to service some or all of the Underlying Assets, Nationstar Parties shall promptly cooperate, or shall cause the Servicer to promptly cooperate, with all instructions of Buyer and do or accomplish all acts or things necessary to effect the transfer of the servicing to Buyer or its designee, at Nationstar Parties’ sole expense. Upon Buyer’s or its designee’s servicing of the Underlying Assets, (i) Buyer may, in its own name or in the name of Nationstar Parties or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for the Underlying Asset(s), but shall be under no obligation to do so; (ii) Nationstar Parties shall, if Buyer so requests, pay to Buyer all amounts received by Nationstar Parties upon or in respect of the Underlying Asset(s) or other Purchased Items, advising Buyer as to the source of such funds; and (iii) all amounts so received and collected by Buyer shall be held by it as part of the Purchased Items or applied against any outstanding Repurchase Price owed Buyer.

6.3Margin Account Maintenance.

(bg)Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Asset and its related Underlying Asset at any time. For the avoidance of doubt, the Asset Value of a Purchased Asset shall be determined with respect to the Asset Value of the related Underlying Asset; provided that if a Purchased Asset fails to qualify as an Eligible Participation Interest, Buyer may mark the Asset Value of such Purchased Asset (and all related Underlying Assets) to zero.

(bh)Margin Deficit and Margin Call. If Buyer shall determine in good faith at any time that (x) the Asset Value of a Purchased Asset (or any related Underlying Asset) subject to a Transaction is less than the related Purchase Price for such Purchased Asset (or such related Underlying Asset, as applicable), (y) the aggregate Asset Value of all Purchased Assets subject to one or more Transactions is less than the Aggregate Outstanding Purchase Price for such Transaction or Transactions, or (z) the aggregate Asset Value of all Purchased Assets subject to all Transactions is less than the Aggregate Outstanding Purchase Price for such Transactions (in any such case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to Nationstar Parties (as such notice is more particularly set forth below, a “Margin Call”), require Nationstar Parties to either:

(iv)transfer to Buyer or its designee cash or, at Buyer’s sole option, additional Participation Interests related to Eligible Underlying Assets approved by Buyer (“Additional Underlying Assets”) so that (x) the individual Asset Value of such Purchased Asset (and related Underlying Assets), (y) the aggregate Asset Value of such Purchased Assets subject to such Transaction, or (z) the aggregate Asset Value of all Eligible Assets and Eligible Underlying Assets subject to Transactions, as the case may be, including any such cash or additional Participation Interests related to Additional Underlying Assets tendered by Seller
, will thereupon equal or exceed the individual or Aggregate Outstanding Purchase Price(s), as applicable; or

(v)pay one or more Repurchase Prices in an amount sufficient to reduce the outstanding Purchase Prices in an amount equal to or below the Asset Value of the Purchased Asset(s) (and related Underlying Asset(s)).

If Buyer delivers a Margin Call to Nationstar Parties on or prior to 12:00 p.m. (New York City time) on any Business Day, then Nationstar Parties shall transfer cash to Buyer or additional Participation Interests related to Additional Underlying Assets, as applicable, no later than 5:00
p.m. (New York City time) that same day. If Buyer delivers a Margin Call to Nationstar Parties after 12:00 p.m. (New York City time) on any Business Day, Nationstar Parties shall be required to transfer cash or Additional Underlying Assets no later than 5:00 p.m. (New York City time) on the next subsequent Business Day. Notice of a Margin Call may be provided by Buyer to Nationstar Parties electronically or in writing, such as via electronic mail or posting such notice on Buyer’s customer website(s).

(bi)Buyer’s Discretion. Buyer’s election not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(bj)Over/Under Account. Buyer may withdraw from the Over/Under Account amounts equal to any Margin Deficit which is not otherwise satisfied by Seller within the time frames provided in this Section 6.3.

(bk)Credit to Repurchase Price. Any cash transferred to Buyer pursuant to this Section 6.3 shall be credited to the Repurchase Price of the related Transaction(s).

6.1Custody of Mortgage Loan Documents.

(bl)Custodial Arrangements. With respect to Underlying Assets, Buyer may appoint (i) prior to the occurrence of a Potential Default or an Event of Default that is continuing, any Person mutually agreed upon between Buyer and Nationstar Parties, or (ii) following the occurrence and during the continuation of a Potential Default or an Event of Default, any Person in Buyer’s sole discretion, in each case, to act as the Custodian to hold possession of the Mortgage Loan Documents and the Agency Documents (or a portion thereof) and to take actions at the direction of Buyer. If any Person other than Buyer is appointed as Custodian, it shall be a condition precedent to Buyer entering into any Transactions hereunder that Nationstar Parties, Buyer and Custodian enter into a Custodial Agreement acceptable to Buyer. Nationstar Parties hereby consent to any and all such appointments and agrees to deliver the Mortgage Loan Documents and certain of the Agency Documents to the Custodian upon the direction of Buyer. Nationstar Parties further agree that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Buyer; (ii) receipt of the Mortgage Loan Documents or the Agency Documents by the Custodian shall be constructive receipt by Buyer of such documents; (iii) Nationstar Parties shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document or Agency Document held by the Custodian; and (iv) Buyer shall not be liable for any act or omission by the Custodian selected by Buyer with reasonable care. Buyer and Nationstar Parties hereby acknowledge and agree to enter into a Ginnie Mae EBO Custodial Agreement as soon as possible following this date of this Agreement.

(bm)Temporary Withdrawal of Mortgage Loan Documents for Correction. Buyer may permit Nationstar Parties to withdraw, for a period not to exceed ten (10) Business Days, specified Mortgage Loan Documents for the purpose of correcting or completing such documents or servicing the related Underlying Asset; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall the outstanding balance of the Transactions related to such Mortgage Loan Documents exceed the file limit specified in Section 9 of the Custodial Agreement; provided, further, that any Mortgage Loan Documents that are withdrawn by or at the request of Nationstar Parties and delivered to a Person other than Nationstar Parties shall at all times be covered by one or more Bailee Agreements, true and complete and fully executed copies of which shall be delivered to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(b), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer.

(bn)Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, upon the written request of Nationstar Parties, Buyer may, at its option, deliver to an Approved Investor set forth in the related Purchase Commitment, or its custodian, the Mortgage Loan Documents relating to a specified Underlying Asset. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Buyer or its designee will not release Mortgage Loan Files to an

Approved Investor unless Buyer or its Custodian has received a true and complete and fully executed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(c), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Repurchase Prices with respect thereto are received by, Buyer. If the Approved Investor does not purchase an Underlying Asset as contemplated by the related Purchase Commitment, Nationstar Parties shall, upon the request of Buyer, assist Buyer in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Buyer.

(bo)Delivery of Mortgage Loan Documents Relating to Mortgage-Backed Securities. Upon the written request of Nationstar Parties, Buyer may, at its option, deliver to the certifying custodian or permit the delivery to the certifying custodian of the Mortgage Loan Documents relating to those Underlying Assets that will be pooled to support a Mortgage- Backed Security. All such Underlying Assets and the related Mortgage Loan Documents shall at all times be covered by a Bailee Agreement, and Buyer or its designee will not release Mortgage Loan Documents to a certifying custodian unless Buyer or its designee has received a signed tri-party custodial agreement from such custodian, in a form acceptable to Buyer. Buyer shall have no obligation to release or permit the release of any Mortgage Loan Documents to any certifying custodian that will not sign a custodial agreement acceptable to Buyer. Notwithstanding the foregoing, Buyer shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.4(d), and the interest of Buyer in the related Underlying Asset shall continue unimpaired until the Mortgage Loan Documents are returned to, or proceeds thereof are received by, Buyer. Nationstar Parties shall pay for all costs of the certifying custodian and use its best efforts to ensure that the issuer delivers the Mortgage-Backed Securities to the Buyer on the related Settlement Date.

6.4Repurchase and Release of Purchased Assets. Provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Seller may repurchase a Purchased Asset (or obtain the release of related Underlying Assets, as applicable) by either:

(bp)paying, or causing an Approved Investor to pay, to Buyer, subject to Sections 4.7 and 4.8 above, the Repurchase Price; or

(bq)transferring to Buyer cash and/or additional Participation Interests relating to Underlying Assets satisfactory to Buyer, in aggregate amounts sufficient to cover the amount by which the aggregate amount of Transactions then outstanding hereunder (plus accrued interest and accrued fees with respect thereto) exceeds the Asset Value of the existing Purchased Assets, excluding the Purchased Assets (and related Underlying Assets) to be released; provided that (i) such additional Assets shall be deemed part of a new Transaction, (ii) the conditions precedent in Section 7.2 shall be satisfied prior to any such transfer, and (iii) any such transfer shall only relate to repurchases of Purchased Assets (and release of related Underlying Assets) with respect to the Committed Amount.

Upon receipt of the applicable amount, as set forth above, Buyer shall (i) with respect to Underlying Assets, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Nationstar Party or Nationstar Party’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement, and (ii) with respect to Pledged Securities, deliver the Pledged Security to the applicable Nationstar Party or Approved Investor, as applicable, on a delivery versus payment basis. If any such release gives rise to or perpetuates a Margin Deficit, Buyer shall notify Seller of the amount thereof and Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6.3(b). Buyer shall have no obligation to release an Underlying Asset or Pledged Security or terminate its security interest in such Underlying Asset or Pledged Security until such Margin Call is satisfied.
6.2Repurchase Transactions. Beginning on the related Purchase Date and prior to the related Repurchase Date, Buyer shall have free and unrestricted use of all Purchased Assets (and related

Underlying Assets) and may in its discretion and without notice to Nationstar Parties engage in repurchase transactions with respect to any or all of the Underlying Assets or otherwise pledge, hypothecate, assign, transfer or convey any or all of the Purchased Assets (and related Underlying Assets) (such transactions, “Repurchase Transactions”); provided, however, so long as an Event of Default shall not have occurred that is continuing, Buyer shall sell to Nationstar Parties on the applicable Repurchase Date the actual Purchased Assets (and release the related Underlying Assets) and not equivalents thereof. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Asset or Purchased Item or Residual Collateral delivered to Buyer by Nationstar Parties. Nationstar Parties shall not be responsible for any additional obligations, costs or fees in connection with such Repurchase Transactions. Nationstar Parties shall not take any action inconsistent with Buyer’s ownership of a Purchased Asset (representing the Participation Interests in the related Underlying Assets) and shall not claim any legal, beneficial or other interest in such a Purchased Asset other than the limited right and obligations to provide servicing of such Underlying Assets (representing the Participation Interests in the related Underlying Assets) where Buyer designates Nationstar Servicer as servicer as provided in Section 6.2.

6.3Periodic Due Diligence. Nationstar Parties acknowledge that Buyer has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the Purchased Assets and the Underlying Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Principal Agreement, or otherwise, and Nationstar Parties agree that upon reasonable (but no less than one (1) Business Day’s) prior notice to Nationstar Parties (provided that upon the occurrence of a Potential Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Loan Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Nationstar Parties, Custodian or Servicer. Further, Nationstar Parties will make available to Buyer knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the Mortgage Loan Files, Purchased Assets and Underlying Assets. Without limiting the generality of the foregoing, Nationstar Parties acknowledge that Buyer shall purchase Assets from Seller based solely upon the information provided by Nationstar Parties to Buyer in the Asset Data Records and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to re-underwrite any of the Underlying Assets itself or engage a third party underwriter to perform such re-underwriting. Nationstar Parties agree to cooperate with Buyer and any third party underwriter in connection with such re-underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Nationstar Parties. Nationstar Parties and Buyer further agree that all out-of- pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 6.7 shall be paid by Nationstar Parties.

ARTICLE 7 CONDITIONS PRECEDENT

7.1Initial Transaction. As conditions precedent to Buyer considering whether to enter into the initial Transaction hereunder:

(br)Nationstar Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer:

(vi)Each of the Principal Agreements duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;

(vii)subject to Section 9.17, an opinion of Nationstar Parties’ outside counsel as to such matters as Buyer may reasonably request, including, without limitation, with respect to Buyer’s perfected security interest in the Purchased Assets, the Purchased Items and Residual Collateral; a non-contravention, enforceability and corporate opinion (which corporate opinion may be given by Nationstar Parties’

internal counsel) with respect to Nationstar Parties, if any; an opinion with respect to the inapplicability of the Investment Company Act of 1940 to Nationstar Parties; and a Bankruptcy Code opinion with respect to the matters outlined in Section 14.19, each in form and substance acceptable to Buyer;

(viii)a Power of Attorney duly executed by each Nationstar Party and notarized;

(ix)a certified copy of Seller’s articles or certificate of incorporation and bylaws (or corresponding organizational documents if Seller is not a corporation) and, if required by Buyer, a certificate of good standing issued by the appropriate official in Seller’s jurisdiction of organization, in each case, dated no less recently than fourteen (14) days prior to the Effective Date;

(x)a certificate of Seller’s corporate secretary, in form and substance acceptable to Buyer, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of Seller executing the Principal Agreements and the resolutions of the board of directors of each Nationstar Party (or its equivalent governing body or Person), in form and substance acceptable to Buyer;

(xi)independently audited financial statements of Nationstar Parties (and their respective Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Buyer, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Buyer;

(xii)if more than six (6) months has passed since the close of the most recently ended fiscal year, interim financial statements of Nationstar Parties covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(xiii)[reserved];
(xiv)copies of Nationstar Parties’ errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Buyer, showing compliance by Seller with Section 9.9 below;

(xv)if required by Buyer, a subordination agreement, in form and substance satisfactory to Buyer, executed by any Person which is, as of the Effective Date, a creditor of Nationstar Parties, including each Affiliate of Nationstar Parties that is a creditor of Nationstar Parties;

(xvi)[reserved];

(xvii)the Facility Fee, if applicable;

(xviii)the Participation Certificate re-registered in the name of the Buyer;

(xix)[reserved]; and

(xx)such other documents as Buyer or its counsel may reasonably request.

(bs)Buyer shall have determined that it has received satisfactory evidence that the appropriate Uniform Commercial Code Financial Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Buyer, a perfected first priority security interest in the Purchased Assets and related Purchased Items and other Residual Collateral should any of the Transactions be deemed to be loans, and same shall have been duly executed and appropriately filed or recorded in each office of each jurisdiction in which such filings and recordation’s are required to perfect such first priority security interest.

(bt)Buyer shall have determined that it has satisfactorily completed its due diligence review of Seller’s operations, business and financial condition.

(bu)Nationstar Parties shall have provided evidence, satisfactory to Buyer, that Nationstar Parties have all Approvals and such Approvals are in good standing.

7.2All Transactions. As conditions precedent to Buyer (or Custodian if set forth below) considering whether to enter into any Transaction hereunder (including the initial Transaction), or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Certified Mortgage Loans on the related Pooling Date or a Transaction in respect of Certified Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:

(bv)Nationstar Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer and not later than the Transaction Request Deadline:

(xxi)an Asset Data Record for the Assets subject to the proposed Transaction, which Asset Data Record may be an individual record or part of a group report and shall be authenticated by Seller with the PIN or the handwritten signature of an authorized officer of Seller;

(xxii)to Custodian, a complete Mortgage Loan File for each Mortgage Loan subject to the proposed Transaction, unless such Mortgage Loan is a Wet Mortgage Loan;
(xxiii)a true and complete copy of a Purchase Commitment for the Assets subject to the proposed Transaction, unless the Transactions Terms Letter states otherwise;

(xxiv)written evidence that all Transaction Requirements have been satisfied;

(xxv)a schedule identifying each Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage or a Bond Loan – 1st Lien, as applicable; and

(xxvi)such other documents pertaining to the Transaction as Buyer may reasonably request, from time to time.

(bw)(i) On or prior to the Pooling Date for any Certified Mortgage Loan that is a Pooled Mortgage Loan, Nationstar Parties shall deliver or cause to be delivered (A) to Buyer, an executed Certified Mortgage Loan Trust Receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with the Custodial Agreement and (C) to Buyer, a copy of each of the applicable Agency Documents, that has been delivered to the applicable Agency indicating Custodian’s initial certification of the Certified Mortgage Loans; and

(ii) on or prior to the Purchase Date for any Certified Mortgage Loan that is a Portfolio Mortgage Loan, Nationstar Parties shall deliver or cause to be delivered (A) to Buyer, an executed Certified Mortgage Loan Trust Receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) all documents, schedules and forms required by and in accordance with the Custodial Agreement, to Custodian (or otherwise made available to Custodian) and (C) to Buyer, a copy of each of the applicable Agency Documents indicating Custodian’s initial certification of the Certified Mortgage Loans.

(bx)On or prior to the related Settlement Date for any Mortgage-Backed Security, Nationstar Parties shall have provided Buyer with the CUSIP number for such Mortgage-Backed Security.

(by)Nationstar Parties shall have paid all fees (including Facility Fees and Unused Facility Fees), expenses, indemnity payments and other amounts that are then due and owing under the Principal Agreements;

(bz)No rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired;

(ca)Nationstar Parties shall have designated an Approved Payee, if applicable, to whom such funds shall be delivered;

(cb)The representations and warranties of Nationstar Parties set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of each Transaction. At the request of Buyer, Buyer shall have received an officer’s certificate signed by a responsible officer of a Nationstar Party certifying as to the truth and accuracy of same;
(cc)If required by Buyer, Nationstar Parties shall have performed all agreements to be performed by it hereunder, and after giving effect to the requested Transaction, there shall exist no Event of Default or Potential Default hereunder;

(cd)No Potential Default, Event of Early Termination, Event of Default or a Material Adverse Effect shall have occurred and be continuing;

(ce)If applicable, a Servicing Agreement duly executed by the Servicer and Nationstar Parties and a Servicer Notice duly executed by the Servicer;

(cf)Buyer shall have received a Seller’s Release or Warehouse Lender’s Release, as applicable, in accordance with the Custodial Agreement for each Underlying Asset that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date that is duly executed by the related secured party and Nationstar Parties and in form and substance satisfactory to Buyer, and such secured party shall have filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Underlying Asset, and each such release and Uniform Commercial Code termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File.

(cg)Buyer shall have received a copy of any amendments or updates to Guarantor’s underwriting guidelines certified by Guarantor to be a true and complete copy (to the extent not already delivered to Buyer) that clearly identifies the changes to Guarantor’s underwriting guidelines, and Buyer shall have approved such amendments or updates unless otherwise waived by Buyer. For the sake of clarity, if Buyer has not approved such amendments or updates, Buyer shall have no obligation to enter into any Transaction in respect of any Mortgage Loans that were originated in accordance with such amended or updated underwriting guidelines;

(ch)For each Asset subject to a Purchase Commitment or other hedging arrangement, an assignment of such Purchase Commitment or hedging arrangement duly executed by Guarantor and the related Approved Investor or hedging party, as applicable, and in favor of Buyer;

(ci)Nationstar Parties shall have deposited all amounts required under Section 6.2(i) into the Custodial Account;

(cj)On or prior to the Pooling Date or Purchase Date for any Eligible Certified Mortgage Loan, to the extent not provided on or prior to the Closing Date, Nationstar Parties shall have delivered to Buyer, in form and substance satisfactory to Buyer, the Freddie Mac Agreement or the Fannie Mae Agreement, as applicable based on the Agency such Mortgage Loans were certified by, duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver; and

(ck)Nationstar Parties hereby acknowledge that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Nationstar Parties hereby acknowledge and agree to deliver to Buyer, in form and substance satisfactory to Buyer and not later than 1:00 a.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment (solely to the extent such Pooled Mortgage Loan is not pooled with Mortgage Loans financed by a third party pursuant to a joint pooling arrangement) executed by Nationstar Parties, together with a true and complete copy of the related Purchase Commitment for any Pooled Mortgage Loans or Mortgage-Backed Security subject to the proposed Transaction that are subject to a Purchase Commitment.

For the avoidance of doubt, notwithstanding that foregoing conditions may be satisfied with respect to any Transaction request, Buyer shall be under no obligation to enter into any Transaction with respect to the Uncommitted Amount and whether the Buyer enters into any Transaction with respect to the Uncommitted Amount shall be at the discretion of Buyer.

7.1[Reserved].

7.2Satisfaction of Conditions. The entering into of any Transaction prior to or without the fulfillment by Nationstar Parties of all the conditions precedent thereto, whether or not known to Buyer, shall not constitute a waiver by Buyer of the requirements that all conditions, including the non- performed conditions, shall be required to be satisfied with respect to all Transactions. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Buyer and may be freely waived or modified in whole or in part by Buyer. Any waiver or modification asserted by Nationstar Parties to have been agreed by Buyer must be in writing. Buyer shall not be liable to Nationstar Parties for any costs, losses or damages arising from Buyer’s determination that any Nationstar Party has not satisfactorily complied with any applicable condition precedent.

ARTICLE 8 REPRESENTATIONS AND WARRANTIES

8.1Representations and Warranties Concerning Nationstar Parties. Each Nationstar Party represents and warrants to and covenants with Buyer that the following representations and warranties are true and correct as of the Effective Date through and until the date on which all obligations of Nationstar Parties under this Agreement are fully satisfied.

(cl)Due Formation and Good Standing. Each Nationstar Party is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(cm)Authorization. The execution, delivery and performance by each Nationstar Party of the Principal Agreements and all other documents and transactions contemplated thereby, are within such Nationstar Party’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of any Nationstar Party’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if a Nationstar Party is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which any Nationstar Party is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which any Nationstar Party or its property is subject.

(cn)Enforceable Obligation. The Principal Agreements and all other documents contemplated thereby constitute legal, binding and valid obligations of each Nationstar Party, enforceable against such Nationstar Party in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(co)Approvals. The execution and delivery of the Principal Agreements and all other documents contemplated thereby and the performance of each Nationstar Party’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(cp)Compliance with Laws. Each Nationstar Party is not in violation of any of its articles or certificate of incorporation or bylaws (or corresponding organizational documents if such Nationstar Party is not a corporation), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that would be reasonably likely to have a Material Adverse Effect with respect to such Nationstar Party.

(cq)Financial Condition. All financial statements of each Guarantor delivered to Buyer fairly and accurately present the financial condition of the parties for whom such statements are submitted. The financial statements of Guarantor have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Guarantor. Since the close of the period covered by the latest financial statement delivered to Buyer with respect to Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of Guarantor nor is Guarantor aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Guarantor, is threatened, that (i) might render such Guarantor unable to perform its obligations under the Principal Agreements and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) would be reasonably likely to have a Material Adverse Effect with respect to such Guarantor.

(cr)Credit Facilities. As of the Effective Date, the only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of each Nationstar Party that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Buyer at the time of application and set forth on Exhibit M, or thereafter, disclosed by each Nationstar Party to Buyer in an officer’s certificate delivered pursuant to Section 9.1(c).

(cs)Title to Assets. Each Nationstar Party has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Buyer with respect to such Nationstar Party, except for such properties and other assets that have been disposed of in the ordinary course of business of such Nationstar Party’s mortgage banking business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(ct)Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of any Nationstar Party, threatened or reasonably anticipated against or affecting any Nationstar Party or any of its Subsidiaries or Affiliates or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a Material Adverse Effect.

(cu)Payment of Taxes. Each Nationstar Party has timely filed all income Tax returns and all other material Tax returns and reports required to be filed and has paid all income Taxes and all other material Taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such Tax returns) that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof in accordance with GAAP. Any Taxes, fees and other governmental charges payable by each Nationstar Party in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.

(cv)No Defaults. No Nationstar Party is in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that may reasonably be expected to result in a Material Adverse Effect.

(cw)ERISA. Each Nationstar Party and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by each Nationstar Party or any of its ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Each Nationstar Party and its Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of each Nationstar Party are not “plan assets” within the meaning of 29 CFR Section 2510.3-101 as modified by section 3(42) of ERISA.

(cx)Approved Mortgagee. Guarantor is an approved FHA, VA, RD, Ginnie Mae, Fannie Mae and/or Freddie Mac seller, issuer, mortgagee and/or servicer and is in good standing with these agencies.

(cy)True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Nationstar Party or any of its Subsidiaries to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Principal Agreements or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Nationstar Party or any of its Subsidiaries to Buyer in connection with this Agreement and the other Principal Agreements and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Nationstar Party that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Principal Agreements or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(cz)Ownership; Priority of Liens. Seller owns the Participation Interests in all Mortgage Loans identified in the Transactions Terms Letter that are to become Underlying Assets, and any Transaction shall convey all of Seller’s right, title and interest in and to the Participation Interests in such Underlying Assets, including the Servicing Rights related thereto, and other Purchased Items to Buyer, including with respect to each Underlying Asset, the Participation Interests in the Servicing Rights related thereto. This Agreement creates in favor of Buyer, a valid, enforceable first priority lien and security interest in the

Purchased Assets and other Purchased Items and Residual Collateral, prior to the rights of all third Persons and subject to no other liens.

(da)Investment Company Act. No Nationstar Party nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(db)Filing Jurisdictions; Relevant States. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Assets and other Purchased Items and Residual Collateral. Schedule 1 hereto sets forth all of the states or other jurisdictions in which Guarantor originates or has originated Mortgage Loans in its own name or through brokers on or prior to the date of this Agreement.

(dc)Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of each Nationstar Party is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of each Nationstar Party in accordance with GAAP) of each Nationstar Party and each Nationstar Party is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Each Nationstar Party does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Each Nationstar Party is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of each Nationstar Party or any of its assets. Each Nationstar Party is not transferring any Asset with any intent to hinder, delay or defraud any of its creditors.

(dd)[Reserved].
(de)Chief Executive Office. Each Nationstar Party’s chief executive office is located at 8950 Cypress Waters, Coppell, Texas 75019.

(df)True Sales. For each Underlying Asset with respect to which the originator, issuer or prior owner is an Affiliate of Guarantor, any and all interest of such originator, issuer or prior owner has been sold, transferred, conveyed and assigned to Guarantor pursuant to a legal and true sale and such originator, issuer or prior owner retains no interest in such Underlying Asset, and if so requested by Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to Buyer.

(dg)No Adverse Selection. Nationstar Parties used no selection procedures that identified the Underlying Assets subject to a Transaction hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.

(dh)No Broker. No Nationstar Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or otherwise with respect to the related Underlying Assets pursuant to this Agreement; provided, that if any Nationstar Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets or otherwise with respect to the related Underlying Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Nationstar Party.

(di)MERS. Guarantor is a member of MERS in good standing.

(dj)Agency Approvals. Guarantor has all requisite Approvals and is in good standing with each Agency, with no event having occurred or Guarantor having any reason whatsoever to believe or suspect will occur, including, without limitation, a change in insurance coverage which would either make Guarantor unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to HUD, FHA, VA or RD.

(dk)Custodian. If the Custodian is a Person other than Buyer, such Custodian is an eligible custodian under each applicable Agency Guide and Agency Program, and is not an Affiliate of any Nationstar Party.

(aa) No Adverse Actions. No Nationstar Party has received from any Agency, HUD, the FHA, the VA or the RD a notice of extinguishment or a notice indicating material breach, default or material non-compliance which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD to terminate, suspend, sanction or levy penalties against such Nationstar Party, or a notice from any Agency, HUD, the FHA, the VA or the RD indicating any adverse fact or circumstance in respect of such Nationstar Party which Buyer reasonably determines may entitle such Agency or HUD, the FHA, the VA or the RD, as the case may be, to revoke any Approval or otherwise terminate, suspend such Nationstar Party as an approved issuer, seller or servicer, as applicable, or with respect to which such adverse fact or circumstance has caused any Agency, HUD, the FHA, the VA or the RD to terminate such Nationstar Party.

(bb) Accuracy of Wire Instructions. With respect to each Underlying Asset subject to a Purchase Commitment by an Agency, as applicable, (1) either the wire transfer instructions as set forth on the applicable Agency Documents are identical to Buyer’s designated wire instructions or the Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) either the payee number set forth on the applicable Agency Documents is identical to the payee number that has been identified by Buyer in writing as Buyer’s payee number or the Buyer has approved the related payee number in writing in its sole discretion. With respect each Pooled Mortgage Loan, the applicable Agency Documents are duly executed by Nationstar Parties and designate Buyer as the party authorized to receive the related Mortgage-Backed Securities.

(cc) No Sanctions. Neither any Nationstar Party nor any of its Affiliates, officers, directors, partners or members, (i) is an entity or person (or to each Nationstar Party’s knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any economic sanctions administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.

(dd) Anti-Money Laundering Laws. Each Nationstar Party has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001, as amended, and the Bank Secrecy Act of 1970, as amended (collectively, the “Anti-Money Laundering Laws”); each Nationstar Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Underlying Asset for purposes of the Anti-Money Laundering Laws, including with respect to the bona fide identity of the applicable Mortgagor and the origin of the assets used by said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ee) Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(ff)    Separateness. Each Nationstar Party is in compliance with the requirements of Section

9.18 hereof.

(gg) Acquisition of Underlying Assets. The Guarantor has issued Participation Interests pursuant to the terms of the Participation Agreement to the Seller, and the Guarantor retains no beneficial or economic interests in such Underlying Assets.

(hh)    Participation Certificates; Participation Interests.

(i)The Participation Certificate represents all of the Participation Interests issued by the Guarantor.
(ii)Each Participation Certificate and the related Participation Interests have been duly and validly issued in compliance with applicable law and the Participation Agreement and is fully paid and nonassessable.

(iii)Immediately prior to the sale, transfer and assignment of a Participation Certificate or Participation Interests to, and the registration thereof in the name of, Buyer pursuant to this Agreement, the Seller is the record and beneficial owner of, and has good and marketable title to, such Participation Certificate and Participation Interests.

(iv)Each Participation Certificate and the related Participation Interests are unencumbered (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer). Upon consummation of the Transaction contemplated to occur in respect of such any Participation Interests, the Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Interests free and clear of any Liens (other than Liens created in favor of Buyer pursuant to this Agreement and Liens created by or through Buyer).

(v)There are (x) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Participation Certificate or any Participation Interests, (y) no agreements on the part of Seller to issue, sell or distribute any Participation Certificate or Participation Interests (other than to Buyer), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of any Participation Certificate or Participation Interests.

(vi)Each Participation Certificate is a certificated security in registered form. It is the intent of the parties hereto that each Participation Certificate constitute a “security” as that term is defined in Section 8-102 of the New York Uniform Commercial Code.

(vii)No fraudulent acts were committed by any Nationstar Party or Affiliates thereof in connection with the issuance of any Participation Certificates or Participation Interests.

(viii)No Nationstar Party is a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects the rights and obligations of any holder of such Participation Interests for which Buyer’s consent has not been obtained and no Nationstar Party has consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists (other than changes or waivers to which Buyer has consented).

(ix)No Participation Interests have been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof, except in connection with Underlying Assets.

(x)Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Principal Agreements governing such Participation Interests, no consent or approval by any Person is required in connection with Seller’s sale, and/or Buyer’s acquisition of such Participation Interests, or Buyer’s exercise of any rights or remedies in respect of such Participation Interests or for Buyer’s sale, pledge or other disposition of such Participation Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Interests.

(xi)The issuance of Participation Interests by the Guarantor to the Seller was not for or on account of an antecedent debt owed by the Guarantor to the Seller and is not voidable or subject to avoidance under the Bankruptcy Code.

8.2Representations and Warranties Concerning Purchased Assets and Underlying Assets. Each Nationstar Party represents and warrants to and covenants with Buyer that the representations and warranties contained on Exhibit L hereto are true and correct with respect to each Purchased Asset and Underlying Asset as of the related Purchase Date through and until the date on which such Purchased Asset is repurchased by Seller (or Underlying Asset is released by Buyer, as applicable).

8.3Continuing Representations and Warranties. Without limiting the generality of Section 8.2 of the Agreement, by submitting an Asset Data Record hereunder, each Nationstar Party shall be deemed to have represented and warranted the truthfulness and completeness of the representations and warranties set forth in Exhibit L hereto.

8.4Amendment of Representations and Warranties. From time to time as determined necessary by Buyer, Buyer may amend the representations and warranties set forth in Exhibit L hereto. Any such amendment shall not apply to Transactions entered into prior to the effective date of the amendment and in no event shall the amendment apply to any Transaction on a retroactive basis.

ARTICLE 9 AFFIRMATIVE COVENANTS

Each Nationstar Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of Nationstar Parties to be paid or performed under the Principal Agreements:

9.1Financial Statements and Other Reports.

(dl)Interim Statements. Guarantor shall deliver to Buyer financial statements of Guarantor, including statements of income and changes in shareholders’ equity for the period from the beginning of such fiscal year to the end of such month or quarter, within the time frame required in the Transactions Terms Letter, and the related balance sheet as of the end of such month or quarter, within the time frame required in the Transactions Terms Letter, all in reasonable detail and certified by the chief financial officer of Guarantor, subject, however, to year-end audit adjustments;

(dm)Annual Statements. Guarantor shall deliver to Buyer, within the time frame required in the Transactions Terms Letter, audited financial statements of Guarantor, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an opinion of a certified public accounting firm reasonably satisfactory to Buyer including a management representation letter signed by the chief financial officer of Seller stating that the financial statements fairly present the financial condition and results of operations of Guarantor as of the end of, and for, such year;

(dn)Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Guarantor shall deliver to Buyer an officer’s certificate substantially in a form to be provided by Buyer;

(do)[Reserved];

(dp)Hedging Reports. Nationstar Parties shall deliver to Buyer, or cause to be delivered to Buyer, not later than 1:00 p.m. (New York City time) on each Monday, or Tuesday if Monday is not a Business Day, or as reasonably requested by Buyer, a reconciliation report, in a form reasonably satisfactory to Buyer, including, without limitation, a report of all outstanding Transactions and their related Purchase Commitments, availability under unused Purchase Commitments and all amounts outstanding and available under other warehouse lines of credit, repurchase agreements and similar credit facilities. To the extent Nationstar Parties retains any Person(s) to perform hedging services on behalf of Nationstar Parties, Nationstar Parties hereby grant Buyer authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Buyer. Further, Nationstar Parties shall instruct such Person(s), upon reasonable notice from Buyer and during normal business hours, to answer candidly and fully, at no cost to Buyer, any and all questions that Buyer may address to them in reference to the hedging reports of Nationstar Parties. Nationstar Parties may have its representatives in attendance at any meetings between Buyer and such Person(s) held in accordance with this authorization; and

(dq)Reports and Information Regarding Purchased Assets. Nationstar Parties shall deliver to Buyer, with reasonable promptness, upon Buyer’s request: (i) copies of any reports related to the Purchased Assets and Underlying Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (x) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (y) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, the QM Rule, as applicable, (iii) a schedule identifying each Mortgage Loan subject to Transactions hereunder as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage or a Bond Loan – 1st Lien, as applicable, or (iv) any other information in Seller’s possession related to the Purchased Assets or Underlying Assets.

(dr)Other Reports. As may be reasonably requested by Buyer from time to time, Nationstar Parties shall deliver to Buyer, within thirty (30) days of filing or receipt (i) copies of all regular or periodic financial or other reports, if any, that Nationstar Parties file with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Nationstar Parties from any Approved Investor, Insurer or licensing authority. Nationstar Parties shall also deliver to Buyer, with reasonable promptness, such further information reasonably related to the business, operations, properties or financial condition of Nationstar Parties, in such detail and at such times as Buyer may request. Nationstar Parties understand and agree that all reports and information provided to Buyer by or relating to Nationstar Parties may be disclosed to Buyer’s Affiliates.
9.2Inspection of Properties and Books. At no cost to Buyer, Nationstar Parties shall permit authorized representatives of Buyer to discuss the business, operations, assets and financial condition of Nationstar Parties and their Affiliates and Subsidiaries with its officers and employees and to examine its books of account and make copies and/or extracts thereof, upon reasonable notice to Nationstar Parties at Nationstar Parties’ place of business during normal business hours. Further, Nationstar Parties will provide their accountants with a copy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly and fully, at no cost to Buyer, any and all questions that any authorized representative of Buyer may address to them in reference to the financial condition or affairs of Nationstar Parties and their Affiliates and Subsidiaries. Nationstar Parties may have their representatives in attendance at any meetings between the officers or other representatives of Buyer and Nationstar Parties’ accountants held in accordance with this authorization.

9.3Notice. Nationstar Parties shall give Buyer prompt (but in no event later than three (3) Business Days after becoming aware, except for clause (o), with respect to which notice shall be provided immediately upon becoming aware) written notice, in reasonable detail, of:

(ds)[Reserved]

(dt)any action, suit or proceeding instituted by or against any Nationstar Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against any Nationstar Party, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against any Nationstar Party, (i) is reasonably likely to result in a Material Adverse Effect if determined adversely, (ii) questions or challenges the validity or enforceability of any of the Principal Agreements, or (iii) questions or challenges compliance of any Purchased Asset with, (x) with respect to any Underlying Asset other than a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) with respect to any Underlying Asset other than a Bond Loan – 1st Lien, the QM Rule;

(du)the filing, recording or assessment of any federal, state or local tax lien against it, or any of its assets;

(dv)the occurrence of any Potential Default or Event of Default;

(dw)the actual or threatened suspension, revocation or termination of any Nationstar Party’s licensing or eligibility, in any respect, as an approved, licensed lender, seller, mortgagee or servicer;

(dx)the suspension, revocation or termination (other than a voluntary termination) of any existing credit or investor relationship to facilitate the sale and/or origination of residential mortgage loans or residential mortgage-backed securities;

(dy)[reserved];

(dz)any potential or existing Underlying Asset where a director, officer, shareholder, member, partner or owner of any Nationstar Party is the Mortgagor or guarantor or where the related Mortgaged Property is being sold by a director, officer, shareholder, member, partner or owner of such Nationstar Party;
(ea)any Purchased Asset or Underlying Asset ceases to be an Eligible Asset or Eligible Underlying Asset, as applicable;

(eb)any Approved Investor that threatens to set-off amounts owed by any Nationstar Party to such Approved Investor against the purchase proceeds owed by the Approved Investor to such Nationstar Party for the Purchased Assets (excluding amounts owed by such Nationstar Party to the Approved Investor which are directly related to Underlying Assets and which are expressly allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);

(ec)any change in the Executive Management or Key Personnel of any Nationstar Party which requires filing with the Securities and Exchange Commission, which notice shall be deemed delivered upon such filing;

(ed)any other action, event or condition of any nature that may reasonably be expected to lead to or result in a Material Adverse Effect with respect to any Nationstar Party or that, without notice or lapse of time or both, would constitute a default under any material agreement, instrument or indenture to which such Nationstar Party is a party or to which such Nationstar Party, its properties or assets may be subject;

(ee)any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where any Nationstar Party maintains its records with respect to the Purchased Items, or (iii) reincorporation or reorganization of any Nationstar Party under the laws of another jurisdiction;

(ef)subject to nondisclosure restrictions imposed upon any Nationstar Party by any Agency, HUD, FHA, VA or RD or any other agency, or any supervisory or regulatory Governmental Authority, upon any Nationstar Party becoming aware of any penalties, sanctions or charges levied, or threatened to be levied, against such Nationstar Party or any change or threatened change in Approval status, or the commencement of any Agency Audit, investigation, or the institution of any action or the threat of institution of any action against any Nationstar Party by any Agency, HUD, the FHA, the VA or the RD or any other agency, or any supervisory or regulatory Governmental Authority supervising or regulating the origination or servicing of mortgage loans by, or the issuer or seller status of, any Nationstar Party;

(eg)with respect to an Underlying Asset that is a Government Mortgage Loan, upon any Nationstar Party becoming aware of any fact or circumstance which would cause (a) such Mortgage Loan to be ineligible for FHA Mortgage Insurance, a VA loan guaranty or a RD loan guaranty, as applicable, (b) the FHA, the VA or the RD to deny or reject a Mortgagor’s application for FHA Mortgage Insurance, a VA loan guaranty or RD loan guaranty, respectively, or (c) the FHA, the VA or the RD to deny or reject any claim under any FHA Mortgage Insurance Contract, a VA Loan Guaranty Agreement or a RD Loan Guaranty Agreement, respectively.

(eh)upon any Nationstar Party becoming aware of any termination or threatened termination by any Agency of the Custodian as an eligible custodian;

(ei)any change to the date on which any Nationstar Party’s fiscal year begins from such Nationstar Party’s current fiscal year beginning date; and
(ej)unless such notice is otherwise provided by the Custodian to the Buyer, upon the earlier of
(i)the certification of any Underlying Asset by a certifying custodian to an Agency that such Underlying Asset meets all of the criteria specified in the related Agency Guide for the securitization thereof, or (ii) the pooling of any Underlying Asset for the purpose of backing a Mortgage-Backed Security.

9.1Existence, Etc. Each Nationstar Party shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for such Nationstar Party to conduct its business and to perform its obligations under the Principal Agreements, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto, except for any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9.2Servicing of Mortgage Loans. Subject to Section 6.2 above, Nationstar Servicer shall subservice all Underlying Assets at Nationstar Servicer’s expense and without charge of any kind to Buyer. Nationstar Servicer may delegate its obligations hereunder to subservice the Underlying Assets (subject to Section 6.2) to an independent servicer provided that such independent subservicer and the related Servicing Agreement has been approved by Buyer and such independent subservicer has executed a Servicing Agreement with Buyer. The failure of Nationstar Servicer to obtain the prior approval of Buyer regarding the delegation of its subservicing obligations to an independent subservicer and/or the failure of the independent subservicer to execute and return to

Buyer a Servicing Agreement shall be considered an Event of Default hereunder. In any event, Nationstar Servicer or its delegate shall subservice such Underlying Assets with the degree of care and in accordance with the subservicing standards generally prevailing in the industry, including those required by Fannie Mae, Freddie Mac and Ginnie Mae.

9.3Evidence of Purchased Assets. Nationstar Parties shall indicate on their books and records (including its computer records) that each Purchased Asset has been included in the Purchased Items and, at the request of Buyer, place on each of its written records pertaining to the Purchased Assets a legend, in form and content satisfactory to Buyer, indicating that such Purchased Assets have been sold to Buyer.

9.4Defense of Title; Protection of Purchased Items. Each Nationstar Party warrants and will defend the right, title and interest of Buyer in and to all Purchased Items and Residual Collateral against all adverse claims and demands of all Persons whomsoever. Each Nationstar Party will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller or relating to the Purchased Items or Residual Collateral and cause the Purchased Items and the Residual Collateral to comply with all applicable laws, rules and regulations of any such Governmental Authority. Each Nationstar Party shall allow Buyer (a) to inspect any Mortgaged Property relating to an Underlying Asset; (b) to appear in or intervene in any proceeding or matter affecting any Purchased Asset or other Purchased Items or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Buyer’s ownership or security of the Purchased Items or the value thereof, or the rights and powers of Buyer; (d) to contest by litigation or otherwise any lien asserted against the Residual Collateral or other Purchased Items or against the related Mortgaged Property, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Underlying Asset and take any action it may deem appropriate to collect any Purchased Items or Residual Collateral or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Buyer may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Purchased Items or Residual Collateral or the rights of Buyer, shall be for the account of Seller. Seller shall repay the same to Buyer upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until it is repaid.

9.5Further Assurances. Each of the Nationstar Parties shall, at its expense, promptly procure, execute and deliver to Buyer, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Nationstar Parties in this Agreement.

9.6Fidelity Bonds and Insurance. Guarantor shall maintain an insurance policy, in a form and substance reasonably satisfactory to each Agency, covering against loss or damage relating to or resulting from any breach of fidelity by Nationstar Parties, or any officer, director, employee or agent of Nationstar Parties, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Buyer shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Buyer as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by the Fannie Mae Guide. Nationstar Parties shall notify Buyer of any material change in the terms of any such insurance.

9.7Wet Mortgage Loans. In the event that Buyer waives the condition precedent set forth in Section 7.2(a)(ii) in respect of a Wet Mortgage Loan that is an Eligible Mortgage Loan, Seller or Guarantor shall provide to the applicable Closing Agent (with a copy to Buyer), (i) the Irrevocable Closing Instructions and (ii) final closing instructions which shall, without limitation, make reference to the Irrevocable Closing Instructions and stipulate the title insurance company that will be issuing the applicable title insurance policy and Closing Protection Letter, which title insurance company shall be an Acceptable Title Insurance Company. In no event shall Guarantor use such final closing instructions to modify or attempt to modify the terms of the Irrevocable Closing Instructions unless such modifications are agreed to in advance and in writing by Buyer. Seller shall not otherwise modify or attempt to modify the terms of the Irrevocable Closing Instructions without Buyer’s prior written approval. If the Closing Agent is not an Acceptable

Title Insurance Company, except as otherwise permitted pursuant to Section 3.7(a)(i), Guarantor shall also (a) confirm that the closing is covered by a blanket Closing Protection Letter issued to Buyer by the title insurance company stipulated in the final closing instructions, and shall provide a copy of such Closing Protection Letter to Buyer; or (b) provide to Buyer a Closing Protection Letter covering the closing issued to Seller by the title insurance company stipulated in the final closing instructions.

9.8Sharing of Information. Notwithstanding anything herein or in any other Principal Agreement to the contrary, including without limitation Section 14.18 hereof, upon the occurrence and during the continuation of a Potential Default or an Event of Default, Nationstar Parties shall allow Buyer to exchange information related to Nationstar Parties, the Transactions hereunder and the terms and conditions of the Principal Agreements with Persons who are providing or are contemplating providing credit of any kind to Nationstar Parties and Nationstar Parties shall permit each such Person to share such information with Buyer.
9.9ERISA. As soon as reasonably possible, and in any event within fifteen (15) days after any Nationstar Party knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of such Nationstar Party setting forth details respecting such event or condition and the action, if any, that such Nationstar Party or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Nationstar Party or an ERISA Affiliate with respect to such event or condition):

(ek)any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(el)the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by a Nationstar Party or an ERISA Affiliate to terminate any Plan;

(em)the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Nationstar Party, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(en)the complete or partial withdrawal from a Multiemployer Plan by a Nationstar Party, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by a Nationstar Party, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(eo)the institution of a proceeding by a fiduciary of any Multiemployer Plan against a Nationstar Party, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(ep)the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if a Nationstar Party, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

9.4Additional Repurchase or Warehouse Facility. Guarantor shall maintain throughout the term of this Agreement, with a recognized and established counterparty (other than Buyer) one or more loan repurchase or warehouse facilities that provide funding on a committed basis in an aggregate amount equal to at least the Committed Amount, and accommodates wet mortgage loans in an amount not less than the amount provided hereunder.

9.5MERS. Each Nationstar Party will comply in all material respects with the rules and procedures of MERS in connection with the servicing of all Underlying Assets that are registered with MERS for as long as such Underlying Assets are so registered.
9.6Agency Audit and Approval Maintenance. Subject to nondisclosure restrictions imposed upon any Nationstar Party by any Agency, HUD, FHA, VA or RD or any other agency, or any supervisory or regulatory Governmental Authority, each Nationstar Party shall (i) at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, (ii) provide Buyer with copies of such Agency Audits promptly upon Buyer’s request, and (iii) take all actions necessary to maintain its respective Approvals.

9.7Financial Covenants and Ratios. Guarantor shall at all times comply with any financial covenants and/or financial ratios set forth in the Transactions Terms Letter.

9.8Beneficial Ownership Certification. Each Nationstar Party shall at all times either (i) ensure that the such Nationstar Party has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects, or (ii) deliver to Buyer an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects.

9.9Special Purpose Entity Provisions. Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by the Principal Agreements and, prior to the occurrence of an Event of Default, the assets and dispositions thereof, including sales, distributions or contributions of assets made by Seller as promptly as practicable following the date on which such assets are no longer subject to a Transaction; (b) not incur any Debt or obligation, secured or unsecured, direct or indirect, absolute or contingent, other than pursuant to the Principal Agreements; (c) not make any loans or advances to any Affiliate or third party, and shall not acquire obligations or securities of its Affiliates other than the assets and transactions specifically contemplated by the Principal Agreements; (d) pay its debts and liabilities (including, as applicable, shared personnel expenses and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its Governing Documents, or suffer same to be amended, modified or otherwise changed, without the Buyer’s prior written consent which shall not be unreasonably withheld; (g) maintain all of its books, records and financial statements separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of applicable law); provided, that (i) appropriate notation shall be made on such financial statements if prepared to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet (if prepared) and (iii) Seller shall file its own tax returns if filed, except to the extent consolidation is required or permitted under applicable law; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other; (i) not enter into any transactions with any Affiliates except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction; (j) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; (k) not engage in or suffer any dissolution, winding up, liquidation, consolidation or merger or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein); (l) not commingle its funds or other assets with those of anyAffiliate or any other Person and shall maintain its properties and assets in such manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others; (m) will not hold itself out to be responsible for the debts or obligations of any other Person; (n) not form, acquire or hold any Subsidiary or own any equity interest in any other entity; (o) use separate stationery, invoices and checks bearing its own name; (p)

allocate fairly and reasonably any overhead for shared office space and services performed by an employee of an Affiliate; and (q) not pledge its assets to secure the obligations of any other Person except as contemplated under the Principal Agreements. Seller shall (i) be a Delaware limited liability company and (ii) not take any Insolvency Action with respect to itself.

9.10Participation Interests as Securities. The parties acknowledge and agree that the Participation Interests shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code. Each Nationstar Party covenants and agrees that the Participation Interests (i) are not and will not be dealt in or traded on securities exchanges or securities markets, and (ii) are not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Each Nationstar Party shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all Participation Interests to Buyer. Neither Seller nor Guarantor shall issue any new classes under existing Participation Certificates that are subject to Transactions hereunder without Buyer’s prior written consent, which shall not be unreasonably withheld.

ARTICLE 10 NEGATIVE COVENANTS

Each Nationstar Party hereby covenants and agrees with Buyer that during the term of this Agreement and for so long as there remain any obligations of any Nationstar Party to be paid or performed under this Agreement, each Nationstar Party shall comply with the following:

10.1[Reserved].

10.2Lines of Business. No Nationstar Party shall engage directly or indirectly in any business other than the businesses engaged in by such Nationstar Party as of the Effective Date and reasonable extensions and developments thereof and businesses reasonably similar, ancillary or complementary hereto.

10.3Debt and Subordinated Debt. No Nationstar Party shall, either directly or indirectly, without the prior written consent of Buyer, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, no Nationstar Party shall, either directly or indirectly, without the prior written consent of Buyer, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Nationstar Parties hereunder have been paid and performed in full.

10.4Loss of Eligibility. No Nationstar Party shall, either directly or indirectly, without the prior written consent of Buyer, take, or fail to take, any action that would cause such Nationstar Party to lose all or any part of its status as an eligible lender, seller, mortgagee or servicer or willfully terminate its status as an eligible lender, seller, mortgagee or servicer without forty-five (45) days prior written notice to Buyer.

10.5[Reserved].
10.6Loans to Officers, Employees and Shareholders. No Nationstar Party shall, either directly or indirectly, without the prior written consent of Buyer, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Seller in an aggregate amount exceeding ten percent (10%) of such Nationstar Party’s Tangible Net Worth; provided, however, that each Nationstar Party shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of such Nationstar Party without the prior written consent of Buyer provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof, and (ii) such loan or advance is clearly reflected on such Nationstar Party’s financial reports provided to Buyer.

10.7Liens on Purchased Assets and Purchased Items. Each Nationstar Party acknowledges that with respect to each Transaction it shall have sold the Purchased Assets and related Purchased Items and Residual Collateral and shall have granted to Buyer a first priority security interest in such assets in the event such Transaction is deemed a loan. Accordingly, each Nationstar Party shall not create, incur, assume or suffer to exist any lien upon the Purchased Assets or the Purchased Items, other than as granted to Buyer herein.

10.8Transactions with Affiliates. No Nationstar Party shall, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Buyer, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate,
(b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that each Nationstar Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of such Nationstar Party’s mortgage banking business, and (ii) such transaction is upon fair and reasonable terms no less favorable to such Nationstar Party had such Nationstar Party entered into a comparable arm length’s transaction with a Person which is not an Affiliate.

10.9Consolidation, Merger, Sale of Assets and Change of Control. No Nationstar Party shall, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets; (d) form or enter into any partnership, joint venture, syndicate or other combination which could have a Material Adverse Effect; or (e) allow a Change of Control to occur with respect to such Nationstar Party, without prior written consent of Buyer; provided, however, that each Nationstar Party may, without the prior written consent of Buyer, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if such Nationstar Party is the surviving and controlling entity and (ii) in the ordinary course of Guarantor’s mortgage banking business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

10.10Payment of Dividends and Retirement of Stock. If a Potential Default, Event of Early Termination or an Event of Default has occurred and is occurring or will occur as a result of such payments, no Nationstar Party shall, without the prior written consent of Buyer, (a) declare or pay any dividends upon its shares of stock now or hereafter outstanding, except dividends payable in the capital stock of Seller, or make any distribution of assets to its shareholders, whether in cash, property or securities, or (b) acquire, purchase, redeem or retire shares of its capital stock now or hereafter outstanding for value, provided however, that each Nationstar Party may pay dividends as set forth within the Transactions Terms Letter.
10.11Purchased Items. No Nationstar Party shall attempt to resell, reassign, retransfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement) any of the Purchased Assets or other Purchased Items or Residual Collateral or any interest therein. No Nationstar Party shall, without prior written consent of Buyer, amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Purchased Item.

10.12Secondary Marketing, Underwriting, Third Party Origination and Interest Rate Risk Management Practices. Guarantor shall provide Buyer with written notice as soon as practicable but in no event more than ten (10) Business Days after effecting a change in any material respect to secondary marketing, underwriting, third party origination and interest rate risk management practices of Guarantor that exist as of the Effective Date. By way of example but not limitation, any change to Guarantor’s hedging strategy, any change to add a new line of Mortgage Loan products or any substantive change to add third party origination shall be considered material changes subject to the notice requirement in the immediately preceding sentence.

10.13Regulation W. No Nationstar Party shall use the proceeds from the transfer of funds from Buyer to any Nationstar Party to effect transactions with any affiliate (as defined in 12 CFR §223.2 or 12 USC §371c) of Buyer.

ARTICLE 11 DEFAULTS AND REMEDIES

11.1Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(eq)failure of Seller to transfer the Purchased Assets or of Guarantor to pledge the related Underlying Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(er)failure of Seller to (i) repurchase the Purchased Assets (or obtain the release of Underlying Assets upon repayment of the related Repurchase Price) on the applicable Repurchase Date, (ii) repurchase Purchased Assets (or obtain the release of Underlying Assets upon repayment of the related Repurchase Price) pursuant to Section 2.10, or (iii) perform its obligations under Section 6.3(b);

(es)failure of any Nationstar Party to pay any other amount due under the Principal Agreements within two (2) Business Days following the applicable due date;

(et)(i) any Nationstar Party, NMH or any of their respective Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between a Nationstar Party or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) any Nationstar Party, NMH or any of their respective Subsidiaries shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds, in any case under this clause (ii) which is an agreement for borrowed funds in excess of $25,000,000, entered into by a Nationstar Party or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder;
(eu)the aggregate original Asset Value of those Underlying Assets that are deemed to be Noncompliant Assets is greater than or equal to the Type Sublimit for Noncompliant Assets for more than two (2) consecutive Business Days;

(ev)the aggregate original Asset Value of those Underlying Assets that are deemed to be Defective Assets is greater than or equal to ten percent (10%) of the outstanding Transactions for more than five (5) consecutive Business Days;

(ew)any representation, warranty or certification made or deemed made herein or in any other Principal Agreement by any Nationstar Party or any certificate furnished to Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Section 8.2 and Section 8.3 which shall be considered solely for the purpose of determining the Asset Value of the Underlying Assets; unless (i) such Nationstar Party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Buyer to be materially false or misleading on a regular basis) and such occurrence shall not have been remedied within three (3) Business Days;

(ex)the failure of any Nationstar Party to perform, comply with or observe any term, covenant or agreement applicable to such Nationstar Party as contained in Section 9.16 or Section 11.11(b) of this Agreement, irrespective of any cure period;

(ey)the failure of any Nationstar Party to perform, comply with or observe any term, covenant or agreement applicable to such Nationstar Party as contained in Section 9.3(d), Section 9.4(i), Section 9.4(ii), Section 10.4, Section 10.7, Section 10.8, Section 10.9, Section 10.10, or Section 10.11 of this Agreement or in the Transactions Terms Letter, and such occurrence shall not have been remedied within the cure period provided therein, or if no such cure period is provided, within one (1) Business Day of the earlier to occur of
(ii)the receipt by such Nationstar Party of notice thereof by any Person or (ii) the discovery of such failure by such Nationstar Party;

(ez)the failure of any Nationstar Party to perform, comply with or observe any other term, covenant or agreement applicable to such Nationstar Party as contained in this Agreement and not listed in Section 11.1(h) or Section 11.1(i) and such occurrence shall not have been remedied within the cure period provided therein, or if no such cure period is provided, within five (5) Business Days the earlier to occur of (i) the receipt by such Nationstar Party of notice thereof by any Person or (ii) the discovery of such failure by such Nationstar Party;

(fa)an Insolvency Event shall have occurred with respect to any Nationstar Party or any of its Affiliates or Subsidiaries; or any Nationstar Party shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements; or Buyer shall have determined in good faith that any Nationstar Party is unable to meet its financial commitments as they come due;

(fb)one or more judgments or decrees shall be entered against any Nationstar Party or any of its Affiliates or Subsidiaries involving a liability of twenty-five million ($25,000,000) dollars or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been satisfied (solely with respect to judgments or decrees involving a liability of less than one hundred million ($100,000,000)), vacated, discharged, stayed or bonded pending appeal within sixty (60) days after entry thereof;

(fc)any Plan maintained by any Nationstar Party, any Subsidiary of any Nationstar Party or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof any Nationstar Party’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than fifty thousand ($50,000) dollars (or in the case of a termination involving any Nationstar Party as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(fd)any Nationstar Party or any Subsidiary of any Nationstar Party or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding fifty thousand ($50,000) dollars, or
(viii)an aggregate amount exceeding five hundred thousand ($500,000) dollars;

(fe)(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any lien in favor of the PBGC or a Plan shall arise on the assets of any Nationstar Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Nationstar Party or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (v) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or

(vii) the assets of any Nationstar Party, any Subsidiary of any Nationstar Party, or any ERISA Affiliate become plan assets within the meaning of 29 CFR Section 2510.3-101 as modified by section 3(42) of ERISA;

(ff)any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of any Nationstar Party or any its Affiliates or Subsidiaries; (ii) displace the management of any Nationstar Party or any of its Affiliates or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or any of its Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (p) shall not have been discontinued or stayed within thirty
(30) days;
(fg)any Nationstar Party shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Principal Agreements or Buyer’s interest in any Purchased Asset or other Purchased Items or Residual Collateral;

(fh)a default shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement;

(fi)a Material Adverse Effect shall occur;

(fj)a Change of Control shall occur with respect to any Nationstar Party, except as permitted under Section 10.9;

(fk)any Principal Agreement shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Buyer (other than, with respect to the Custodial Agreement, due to the resignation of the Custodian for reasons other than a breach by Guarantor of the Custodial Agreement), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Items;

(fl)a material breach of any of any Nationstar Party’s or Servicer’s subservicing obligations;

(fm)if any Nationstar Party is a member of MERS, any Nationstar Party’s membership in MERS is terminated for any reason;

(fn)any Nationstar Party shall fail to maintain all requisite Approvals;

(fo)a Servicing Termination Event shall occur; or

(fp)Guarantor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Nationstar Party as a “going concern” or reference of similar import.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Buyer’s sole good faith discretion and each Nationstar Party hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing; provided, that if Buyer expressly waives an Event of Default in writing, then such Event of Default shall be deemed to not be continuing.

11.2Remedies. Upon the occurrence and during the continuation of an Event of Default, Buyer may, by notice to Nationstar Parties, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be immediately due and payable whereupon the same shall become immediately due and payable, and the obligation of Buyer to enter into Transactions shall thereupon terminate; provided that the acceleration of all Repurchase Prices and termination of

Buyer’s obligation to enter into Transactions shall immediately occur upon the occurrence of an Event of Default under Section 11.1(k), (n) or (o), notwithstanding that Buyer may not have provided any such notice to Nationstar Parties. Further, it is understood and agreed that upon the occurrence of an Event of Default, each Nationstar Party shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall any Nationstar Party declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of any Nationstar Party’s property and assets to any Person without the prior written consent of Buyer. Upon the occurrence and during the continuation of any Event of Default, Buyer may also, at its option, exercise any or all of the following rights and remedies:

(fq)enter the office(s) of any Nationstar Party and take possession of any of the Purchased Assets and Underlying Assets and Residual Collateral including any records relating thereto;

(fr)communicate with and notify Mortgagors of the Underlying Assets and obligors under other Underlying Assets or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Underlying Assets have been assigned to Buyer and that all payments thereon are to be made directly to Buyer or its designee; settle compromise, or release, in whole or in part, any amounts owing on the Underlying Assets or any portion of the Underlying Assets, on terms acceptable to Buyer; enforce payment and prosecute any action or proceeding with respect to any and all Underlying Assets; and where any Underlying Asset is in default, foreclose upon and enforce security interests in, such Underlying Assets by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(fs)collect payments from Mortgagors and/or assume servicing of, or contract with a third party to subservice, any or all Underlying Assets requiring servicing and/or perform any obligations required in connection with Purchase Commitments, such third party’s fees to be paid by Nationstar Parties. In connection with collecting payments from Mortgagors and/or assuming servicing of any or all Underlying Assets, Buyer may take possession of and open any mail addressed to any Nationstar Party, remove, collect and apply all payments for any Nationstar Party, sign any Nationstar Party’s name to any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights. If Buyer so requests, Nationstar Parties shall promptly forward to Buyer or its designee, all further mail and all “trailing” documents, such as title insurance policies, deeds of trust, and other documents, and all loan payment histories, both in paper and electronic format, in each case, as same relate to the Underlying Assets;

(ft)proceed against any Nationstar Party under this Agreement;

(fu)either (x) sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Items or Residual Collateral on a servicing-retained or servicing-released basis; provided that Buyer may purchase any or all of the Purchased Items or Residual Collateral at any public or private sale; provided further that any Nationstar Party shall remain liable to Buyer for any amounts that remain owing to Buyer following any such sale and/or credit; or (y) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Items or Residual Collateral, to give any Nationstar Party credit for such Purchased Items or Residual Collateral (including credit for the Servicing Rights in respect of sales on a servicing- retained basis) in an amount equal to the Market Value of the Underlying Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Nationstar Parties hereunder. Nationstar Parties shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence;

(fv)enter into one or more hedging arrangements covering all or a portion of the Purchased Items or Residual Collateral; and/or

(fw)pursue any rights and/or remedies available at law or in equity against any Nationstar Party.

11.1Treatment of Custodial Account. During the existence of a Potential Default or an Event of Default, notwithstanding any other provision of this Agreement, no Nationstar Party shall have the right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Buyer against funds held by it for Buyer in the Custodial Account. During the existence of an Event of Default, Nationstar Parties shall promptly remit to or at the direction of Buyer all funds related to the Purchased Assets in the Custodial Account.

11.2Sale of Purchased Items. With respect to any sale of Purchased Items or Residual Collateral pursuant to Section 11.2(e), Seller acknowledges and agrees that it may not be possible to purchase or sell all of the Purchased Items or the Underlying Asset or Residual Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the Purchased Items and Residual Collateral may not be liquid. Seller further agrees that in view of the nature of the Purchased Items and the Residual Collateral, liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Items or Residual Collateral and nothing contained herein shall obligate Buyer to liquidate any Purchased Items or Residual Collateral on the occurrence of an Event of Default or to liquidate all Purchased Items or Residual Collateral in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Seller hereby waives any claims it may have against Buyer arising by reason of the fact that the price at which the Purchased Items or Residual Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate Repurchase Price amount of the outstanding Transactions, even if Buyer accepts the first offer received and does not offer the Purchased Items or Residual Collateral, or any part thereof, to more than one offeree. Seller hereby agrees that the procedures outlined in Section 11.2(e) and this Section 11.4 for disposition and liquidation of the Purchased Items or Residual Collateral are commercially reasonable. Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Items or Residual Collateral or any portion thereof by using internet sites that provide for the auction of assets similar to the Purchased Items and the Residual Collateral, or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

11.3No Obligation to Pursue Remedy. Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Nationstar Parties. Nationstar Parties further waive any right to require Buyer to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Purchased Assets or Residual Collateral or pursue its rights and remedies as against the Purchased Assets or Residual Collateral in any particular order, or (c) pursue any other remedy in its power. Buyer shall not be required to take any steps necessary to preserve any rights of Nationstar Parties against holders of mortgages prior in lien to the lien of any Purchased Items or Residual Collateral or to preserve rights against prior parties. No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Buyer of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Nationstar Parties. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.4No Judicial Process. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Nationstar Parties hereby expressly waive, to the extent permitted by law, any right Nationstar Parties might otherwise have to require Buyer to enforce its rights by judicial process. Nationstar Parties also waive, to the extent permitted by law, any defense Nationstar Parties might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Nationstar Parties recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

11.5Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Items or Residual Collateral, including, without limitation, payment of delinquent Taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Buyer pursuant to Section 11.2(f), incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.

11.6Application of Proceeds. The proceeds of any sale or other enforcement of Buyer’s interest in all or any part of the Purchased Assets or Residual Collateral shall be applied by Buyer:

(fx)first, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

(fy)second, to the costs of cover and/or related hedging transactions;

(fz)third, to the payment of any other amounts due under this Agreement other than the aggregate Repurchase Price;

(ga)fourth, to the payment of the aggregate Repurchase Price;

(gb)fifth, to all other obligations owed by Nationstar Parties under this Agreement and the other Principal Agreements; and

(gc)sixth, in accordance with Buyer’s exercise of its rights under Section 11.9 hereof; and

(gd)seventh, the remainder, if any, to Seller.

11.3Rights of Set-Off. Buyer shall have the following rights of set-off:

(ge)If Nationstar Parties shall default in the payment or performance of any of its obligations under this Agreement, Buyer shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of Seller against and on account of the obligations and liabilities of any Nationstar Party under this Agreement, irrespective of whether or not Buyer shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Underlying Assets or other third parties. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off claims and apply property held by Buyer with respect to any Transaction against obligations and liabilities owed by any Nationstar Party to Buyer with respect to any other Transaction. Buyer may set off cash, the proceeds of any liquidation of the Purchased Items and Residual Collateral and all other sums or obligations owed by Buyer to such Nationstar Party against all of Nationstar Parties’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Nationstar Parties after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(gf)In addition to the rights in subsection (a), Buyer and its Affiliates (collectively, “Bank of America Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entity to or for the credit of the account of each Nationstar Party and its Affiliates against and on account of the obligations of Nationstar Parties under any agreement(s) between a Nationstar Party and/or its Affiliates, on the one hand, and the Bank of America Related Entity, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds in the Over/Under Account which are being held for or owing to Seller to set-off against any amounts due and owing by Seller to the Bank of America Related Entity. If a Bank of America Related Entity other than Buyer intends to exercise its right to set-off in this subsection (b), such Bank of America Related Entity shall provide Nationstar Parties prior notice thereof, and upon Nationstar Parties’ receipt of such notice, if the basis for such right to set-off is a Nationstar Party’s breach or default of its obligations to the Bank of America Related Entity, Nationstar Parties shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.

11.7Reasonable Assurances. If, at any time during the term of the Agreement, Buyer has reason to believe that any Nationstar Party is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Approved Investors and Insurers and prudent industry standards or (ii) all applicable requirements of Buyer, as set forth in this Agreement, then, Buyer shall have the right to demand, pursuant to notice from Buyer to Nationstar Parties specifying with particularity the alleged act, error or omission in question, reasonable assurances from Nationstar Parties that such a belief is in fact unfounded, and any failure of Nationstar Parties to provide to Buyer such reasonable assurances in form and substance reasonably satisfactory to Buyer, within the time frame specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. Nationstar Parties hereby authorize Buyer to take such actions as may be necessary or appropriate to confirm the continued eligibility of Nationstar Parties for Transactions hereunder, including without limitation (i) ordering credit reports and/or appraisals with respect to any Underlying Asset, (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers, and (iii) performing due diligence reviews on the Underlying Assets and related Mortgage Loan Files pursuant to Section 6.7.
11.8Events of Early Termination.

(gg)The occurrence of any of the following conditions or events shall be an Event of Early Termination:

(iii)If (A) any Nationstar Party has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder are, in the aggregate, greater than $25,000,000, and (B) Buyer has not, within five (5) Business Days following any Nationstar Party’s entry into such settlement or consent, provided such Nationstar Party with written notice that such settlement or consent by such Nationstar Party is acceptable to Buyer.

Any determination to be made as to whether such Event of Early Termination has occurred shall be made in Buyer’s sole good faith discretion and each Nationstar Party hereby agrees to be bound by and comply with any such determination by Buyer. An Event of Early Termination shall be deemed to be continuing unless expressly waived by Buyer in writing, but shall be deemed to be not continuing upon Buyer’s express written waiver.

(gh)Upon the occurrence of an Event of Early Termination, Buyer may, by notice to Nationstar Parties, declare all or any portion of the Repurchase Prices related to the outstanding Transactions to be due and payable whereupon (i) Seller shall remit the related Repurchase Prices to Buyer no later than the earlier of (A) the Maximum Dwell

Time of the related Underlying Assets or (B) ninety (90) days following Seller’s receipt of such notice from Buyer, and (ii) and the obligation of Buyer to enter into Transactions shall thereupon terminate. The failure by Seller to repay such Repurchase Prices pursuant to this clause (b) after receipt of such notice from Buyer shall constitute an Event of Default under Section 11.1(h). Buyer shall be entitled to all rights and remedies in Section 11.2.

(gi)Buyer’s acceleration of the Repurchase Prices pursuant to Section 11.11(b) shall not affect the outstanding obligations of Nationstar Parties under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive the termination of this Agreement. For the avoidance of doubt, Buyer shall not be liable to any Nationstar Party for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 11.11.

ARTICLE 12 INDEMNIFICATION

12.1Indemnification. Except as otherwise set forth herein, each Nationstar Party shall indemnify and hold harmless each of the Bank of America Related Entities and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of its counsel) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the Principal Agreements, any other document referred to therein or any of the transactions contemplated thereby, or any Purchased Items or the Residual Collateral or any Nationstar Party’s obligations thereunder, except for liabilities, losses and damages solely resulting from the gross negligence or willful misconduct of such Indemnified Party. Section 12.1 shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Each Nationstar Party also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Principal Agreement (provided that if the terms of any Principal Agreement conflict with the foregoing, the terms of the Principal Agreement shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

12.2Reimbursement. Nationstar Parties shall reimburse the Bank of America Entities for all expenses required in the Transactions Terms Letter to be reimbursed when they become due and owing. In addition, Nationstar Parties agree to pay as and when billed by Buyer all of the out-of pocket costs and expenses incurred by Buyer in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Assets or the Underlying Assets or Residual Collateral prior to the Effective Date or pursuant to Section 6.7, or otherwise, (ii) the development, preparation and execution of, and any amendment, supplement or modification to, any Principal Agreement or any other documents prepared in connection therewith, and (iii) all the reasonable fees, disbursements and expenses of counsel to Buyer incurred in connection with any of the foregoing.

12.3Payment of Taxes.

(gj)All payments made by any Nationstar Party under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable laws (as determined in the good faith discretion of any Nationstar Party) require the deduction or withholding of any Tax from any such payment by a Nationstar Party, then such Nationstar Party shall be entitled to make such deduction and withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Nationstar Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of Taxes by a Nationstar Party to a Governmental Authority pursuant to this Section, the Nationstar Party shall deliver to the Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Buyer. In addition, Nationstar Parties shall timely pay to the relevant Government Authority in accordance with applicable law any Other Taxes.

(gk)Nationstar Parties shall indemnify Buyer within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to such Nationstar Party by Buyer shall be conclusive absent manifest error.
(gl)Any Buyer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Any Buyer that is a U.S. Person shall deliver to the Seller on or about the date on which such Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed copies of United States Internal Revenue Service (“IRS”) Form W-9 certifying that such Buyer is exempt from
U.S. federal backup withholding tax. Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide Seller with properly completed IRS Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or, as applicable, certifying that such Buyer is entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If a payment made to the Buyer under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such Buyer has complied with such Buyer’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Buyer will update such form or promptly notify Nationstar Parties of its legal inability to do so.

(gm)If Buyer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section

(including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying Nationstar Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Nationstar Party, upon the request of the Buyer, shall repay to the Buyer the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Buyer be required to pay any amount to a Nationstar Party pursuant to this paragraph (d) the payment of which would place the Buyer in a less favorable net after-Tax position than the Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(gn)Nothing contained in this Section 12.3 shall require Buyer to make available any of its Tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.

12.4Buyer Payment. If any Nationstar Party fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of such Nationstar Party by Buyer, in its discretion and Nationstar Parties shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under any of the Principal Agreements.

12.5Agreement not to Assert Claims. Each Nationstar Party agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

12.6Survival. Without prejudice to the survival of any other agreement of Nationstar Parties hereunder, the covenants and obligations of each Nationstar Party contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Items by Buyer against full payment therefor.

ARTICLE 13
TERM AND TERMINATION

13.1Term. Provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Expiration Date set forth in the Transactions Terms Letter. Following expiration or termination of this Agreement, all amounts due Buyer under the Principal Agreements shall be immediately due and payable without notice to Nationstar Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Nationstar Parties in default, all of which are hereby expressly waived by each Nationstar Party.

13.2Termination.

(go)Buyer may terminate this Agreement for cause at any time by providing notice to Nationstar Parties. For the avoidance of doubt, cause shall be deemed to exist if (i) this Agreement or any Transaction is deemed by a court or by statute to not constitute a “repurchase agreement,” a “securities contract,” or a “master netting agreement,” as each such term is defined in the Bankruptcy Code, (ii) payments or security offered hereunder are deemed by a court or by statute not to constitute “settlement payments” or “margin payments” as each such term is defined in the Bankruptcy Code, (iii) this Agreement or any Transaction is deemed by a court or by statute not to constitute an agreement to provide financial accommodations as described in Bankruptcy Code Section 365(c)(1) or (iv) Buyer determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of any Nationstar Party, its officers, directors, employees, agents and/or its representatives with respect to any of any Nationstar Party’s obligations, responsibilities or actions undertaken in connection with this Agreement. Further, Buyer may, without cause and for any reason whatsoever, terminate this Agreement with respect to the Uncommitted Amount at any time in accordance with Section 2.2 hereof.

(gp)Upon termination of this Agreement for any reason, all outstanding amounts due to Buyer under the Principal Agreements shall be immediately due and payable without notice to Nationstar Parties and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Nationstar Parties in default, all of which are hereby expressly waived by each Nationstar Party. Further, any termination of this Agreement shall not affect the outstanding obligations of Nationstar Parties under this Agreement or any other Principal Agreement and all such outstanding obligations and the rights and remedies afforded Buyer in connection therewith, including, without limitation, those rights and remedies afforded Buyer under this Agreement, shall survive any termination of this Agreement. Buyer shall not be liable to Nationstar Parties for any costs, loss or damages arising from or relating to a termination by Buyer in accordance with any subsection of this Section 13.2.

13.3Extension of Term. Upon mutual agreement of Nationstar Parties and Buyer, the term of this Agreement may be extended. Such extension may be made subject to the terms and conditions hereunder and to any other terms and conditions as Buyer may determine to be necessary or advisable. Under no circumstances shall such an extension by Buyer be interpreted or construed as a forfeiture by Buyer of any of its rights, entitlements or interest created hereunder. Each Nationstar Party acknowledges and understands that Buyer is under no obligation whatsoever to extend the term of this Agreement beyond the initial term.

ARTICLE 14 GENERAL

14.1Integration; Servicing Provisions Integral and Non-Severable. This Agreement, together with the other Principal Agreements, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein. All Transactions hereunder constitute a single business and contractual relationship and each Transaction has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Nationstar Parties agree that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted. Without limiting the generality of the foregoing, the provisions of this Agreement related to the servicing and Servicing Rights of Underlying Assets are integral, interrelated, and are non- severable from the purchase and sale provisions of the Agreement. Buyer has relied upon such provisions as being integral and non-severable in determining whether to enter into this Agreement and in determining the Purchase Price methodology for such Mortgage Loans. The integration of these servicing provisions is necessary to enable Buyer to obtain the maximum value from the sale of the Underlying Assets by having the ability to sell the Servicing Rights related to the Underlying Assets free from any claims or encumbrances. Further, the fact that Seller or the Servicer may be entitled to a servicing fee for interim servicing of the Underlying Assets or that Buyer may provide a separate notice of default to Seller or the Servicer regarding the servicing of the Underlying Assets shall not affect or otherwise change the intent of Nationstar Parties and Buyer regarding the integral and non-severable nature of the provisions in the Agreement related to servicing and Servicing Rights nor will such facts affect or otherwise change Buyer’s ownership of the Participation Interests in the Servicing Rights related to the Underlying Assets (including Certified Mortgage Loans).

14.2Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3No Waiver. No failure or delay on the part of Nationstar Parties or Buyer in exercising any right, power or privilege hereunder and no course of dealing between Nationstar Parties and Buyer shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.4Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Nationstar Parties or Buyer would otherwise have. No notice or demand on Nationstar Parties in any case shall entitle Nationstar Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Buyer to any other or further action in any circumstances without notice or demand.

14.5Assignment. The Principal Agreements may not be assigned by any Nationstar Party. The Principal Agreements, along with Buyer’s right, title and interest, including its security interest, in any or all of the Purchased Assets and other Purchased Items and Residual Collateral, may, at any time, be transferred or assigned, in whole or in part, by Buyer, and upon providing notice to Nationstar Parties of such transfer or assignment, any transferee or assignee thereof may enforce the Principal Agreements and such security interest directly against Nationstar Parties.

14.6Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Buyer, acting solely for this purpose as an agent of the Seller, shall maintain at one if its offices in the United States a copy of each assignment and assumption and a register for the recordation of the names and addresses of any assigns and participants and the amounts of each assign’s and participant’s interest in the rights and obligations under this Agreement (“Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller and Buyer shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. This Register shall be available for inspection by the Seller and any Buyer, at any reasonable time and from time to time upon reasonable prior notice.

14.7Participations. Buyer may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Buyer and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Nationstar Parties were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Nationstar Parties shall not be required to send or deliver to any of the participants other than Buyer any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Buyer.

14.8Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9Additional Instruments. Nationstar Parties shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10Survival. All representations, warranties, covenants and agreements herein contained on the part of Nationstar Parties shall survive any Transaction and shall be effective so long as this

Agreement is in effect or there remains any obligation of Nationstar Parties hereunder to be performed.

14.11Notices.

(gq)All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
If to Seller:    The address set forth in the Transactions Terms Letter If to Buyer:    Bank of America, N.A.
31303 Agoura Road
Mail Code: CA6-917-02-63
Westlake Village, California 91361 Attention: Adam Gadsby, Managing Director Telephone: (818) 225-6541
Facsimile: (213) 457-8707 Email: Adam.Gadsby@bofa.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance Telephone: (646) 855-0946
Facsimile: (646) 855-5050 Email: Eileen.Albus@bofa.com

Bank of America, N.A. One Bryant Park
Mail Code: NY1-100-17-01
New York, New York 10036
Attention: Amie Davis, Assistant General Counsel Telephone: (646) 855-0183
Facsimile: (704) 409-0337 Email: Amie.Davis@bofa.com

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon mailing, transmission, or delivery, as the case may be.

(gr)All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Buyer, via a posting of such notice on Buyer’s customer website(s).

If to Nationstar Parties: The email address(es) specified in the Transactions Terms Letter, if any.

If to Buyer:    Adam.Gadsby@bofa.com, Adam.Robitshek@bofa.com, Eileen.Albus@bofa.com and Amie.Davis@bofa.com.

14.12Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14.13Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.14Waiver of Jury Trial. Each of Nationstar Parties and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.

14.15Counterparts. This Agreement and the other Principal Agreements and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and the other Principal Agreements (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Agreement may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

14.16Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.17Joint and Several Liability of Each Nationstar Party. To the extent there is more than one Person which is named as a Seller under this Agreement, each such Person shall be jointly and severally liable for the rights, covenants, obligations and warranties and representations of “Seller” as contained herein and the actions of any Person (including another Seller) or third party shall in no way affect such joint and several liability. Each such Seller acknowledges and agrees that (a) a Potential Default or an Event of Default is hereby considered a Potential Default or an Event of Default by each Seller, and (b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller. Each such Seller hereby waives any defense to its obligations under this Agreement or any other Principal Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other. A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller.

14.18Confidential Information. To effectuate this Agreement, Buyer and Nationstar Parties may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:
(gs)not to use the Confidential Information except in furtherance of this Agreement;

(gt)to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(gu)not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Buyer may share any Confidential Information of Nationstar Parties with an Affiliate of Buyer for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Nationstar Parties.

In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Nationstar Parties in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Nationstar Parties’ direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), Nationstar Parties shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Nationstar Parties shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Nationstar Parties have (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.

If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief

14.1Intent. Nationstar Parties and Buyer recognize and intend that:

(gv)this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and that the pledge of the Residual Collateral and the Related Credit Enhancement in Section 6.1 hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Nationstar Parties and Buyer recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a), Nationstar Parties and Buyer further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “repurchase agreement,” “securities contract,” and/or “master netting agreement” within the meaning of the Bankruptcy Code;

(gw)Buyer’s right to liquidate the Purchased Items and Residual Collateral delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561 ;any payments or transfers of property made with respect to this Agreement or any Transaction to: (i) satisfy a Margin Deficit, (ii) comply with a Margin Call, or (iii) satisfy the provision of additional security agreements to provide enhancements to satisfy a deficiency in the Over/Under Account, shall in each case be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5);

(gx)any payments or transfers of property by Nationstar Parties (i) on account of a Haircut, (ii) in partial or full satisfaction of a repurchase obligation, or (iii) fees and costs under this Agreement or under any Transaction shall in each case constitute “settlement payments” as such term is defined in Bankruptcy Code Section 741(8); and

(gy)Each of the Nationstar Parties and Buyer agree that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

14.19Right to Liquidate. It is understood that either party’s right to liquidate Purchased Items and Residual Collateral delivered to it in connection with Transactions hereunder or to terminate or accelerate obligations under this Agreement or any individual Transaction, are contractual rights for same as described in Sections 555 and 559 of the Bankruptcy Code.

14.20Insured Depository Institution. If a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act (as amended, the “FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA and any rules, orders or policy statements thereunder except insofar as the type of assets subject to such Transaction would render such definition inapplicable.

14.21Netting Contract. This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to the FDICIA except insofar as one or more of the parties hereto is not a “financial institution” as that term is defined in the FDICIA.
14.22Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

14.23Examination and Oversight by Regulators. Nationstar Parties agree that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Nationstar Parties shall comply with all reasonable requests made by Buyer to assist Buyer in complying with regulatory requirements imposed on Buyer.

14.24Amendment and Restatement. Guarantor and Buyer entered into the Original Agreement. Nationstar Parties and Buyer desire to enter into this Agreement in order to amend and restate the Original Agreement in its entirety. From and after the Effective Date, each of each Nationstar Party and Buyer shall hereafter be bound by the terms and conditions of this Agreement and the other Principal Agreements (as such term is defined herein). This Agreement amends and restates the terms and conditions of the Original Agreement, and is not a novation of any of the agreements or obligations incurred pursuant to the terms of the Original Agreement. Accordingly, all of the agreements and obligations incurred pursuant to the terms of the Original Agreement are hereby ratified and affirmed by the parties hereto and remain in full force and effect. For the avoidance of doubt, it is the intent of Buyer and Guarantor that the security interests and liens granted in the Purchased Assets pursuant to Section 6.1 of the Original Agreement shall continue in full force and effect. All references to the Original Agreement in any Principal Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. As between Buyer and Nationstar Parties, notwithstanding that one or more Principal Agreements may refer to the Guarantor as the seller thereunder, such reference shall not impact the validity or enforceability of such Principal Agreement in any respect, and to the extent necessary in the context thereof, such reference shall be deemed to refer to the applicable Nationstar Party hereunder.

14.25ISDA Stay Protocol. Buyer and Nationstar Parties each (i) confirms that prior to the date hereof it has adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), and (ii) agrees that the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as a “Regulated Entity” and/or an “Adhering Party” as applicable to it under the Protocol. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, Buyer and Nationstar Parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Buyer replaced by references to the covered affiliate support provider.

(Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:    BANK OF AMERICA, N.A.

By: /s/ Adam Robitshek
Name:Adam Robitshek
Title: Director

SELLER:    NATIONSTAR PARTICIPATION SUB 1BM LLC

By: /s/ Pedro Alvarez     Name: Pedro Alvarez      Title: SVP Treasurer

Acknowledged and Agreed to By:

GUARANTOR:    NATIONSTAR MORTGAGE LLC

By: /s/ Pedro Alvarez     Name: Pedro Alvarez      Title: SVP Treasurer

PLEDGOR:    NATIONSTAR MORTGAGE LLC

By: /s/ Pedro Alvarez     Name: Pedro Alvarez      Title: SVP Treasurer